                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[_]  Definitive Consent Solicitation Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Microelectronic Packaging, Inc.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                         MICROELECTRONIC PACKAGING, INC.

                              9577 Chesapeake Drive
                           San Diego, California 92123

                              September ___, 1999

The Board of Directors ("Board") of Microelectronic Packaging, Inc. ("Company") is soliciting your consent to: (1) approve the conversion of approximately $28.06 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock; (2) approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, directors of the Company and third parties in exchange for their payment of a creditor claim; (3) approve various amendments to the Company's 1993 Stock Option/Stock Issuance Plan to: (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares; (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members; (4) approve the grant of options to purchase 3,721,827 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1993 Stock Option/Stock Issuance Plan; (5) approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers and directors of the Company and third parties in connection with the debt conversion; and (6) approve the amendment to the Amended and Restated Articles of Incorporation to authorize the change of the Company's name to Meltronix, Inc. We ask that you return your written consent by ________, 1999.

The Board believes it is in the best interest of the Company and its shareholders to approve Proposals 1-6. Before Proposals 1-6 can be effective, the holders of a majority of the Company's outstanding stock must give their written consent.

IT IS IMPERATIVE THAT WE RECEIVE YOUR CONSENT TO THE ATTACHED PROPOSALS AS SOON AS POSSIBLE, BUT IN NO EVENT LATER THAN SEPTEMBER ___, 1999, BECAUSE YOUR BROKER CANNOT CONSENT TO PROPOSALS 1-6 WITHOUT YOUR WRITTEN CONSENT.

The Board asks you to consent to Proposals 1-6. These consent solicitation materials provide you with detailed information about the Proposals. In addition, you may obtain information about the Company from documents we have filed with the Securities and Exchange Commission. We encourage you to read these consent solicitation materials carefully.

            PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING CONSENT
                            CARD BY _________, 1999.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
              CONSENT TO PROPOSALS 1-6 AS DESCRIBED IN THE ATTACHED
                         CONSENT SOLICITATION STATEMENT.

                         CONSENT SOLICITATION STATEMENT
                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

GENERAL INFORMATION ........................................................   1

     Voting Rights .........................................................   1
     Summary of the Proposals ..............................................   1
     Solicitation of Written Consents ......................................   2
     Revocability of Consents ..............................................   3
     Expense of Consent Solicitation .......................................   4

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...........   4

     PROPOSAL 1 - APPROVAL OF CONVERSION OF APPROXIMATELY $28.06 MILLION IN
     DEBT OWED TO EIGHT CREDITORS INTO SERIES A CONVERTIBLE PREFERRED STOCK
     OF THE COMPANY AND THE AMENDMENT OF ONE OF THE CREDITOR'S WARRANTS TO
     PURCHASE COMMON STOCK .................................................   7

         Description of and Reasons for Proposal 1 .........................   7
         Summary of Debt to be Converted ...................................   9
         Summary of Principal Terms of Debt Conversion and Mutual
             Settlement and Release Agreement ..............................  13
         Summary of Prior Settlement Agreements Regarding Debt to Creditors   16
         Summary of Principal Terms of Series A Convertible Preferred Stock   17
         Registration Rights ...............................................  19
         Principal Terms of Transpac Warrant ...............................  20
         Opinion of Financial Advisor ......................................  20
         Vote Required and Recommendation for Approval .....................  23

     PROPOSAL 2 - APPROVAL OF THE ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK ISSUED IN CONNECTION WITH THE DEBT CONVERSION TO 11 EMPLOYEES INCLUDING OFFICERS, DIRECTORS OF THE COMPANY AND THIRD PARTIES IN
     EXCHANGE FOR THEIR PAYMENT OF A CREDITOR CLAIM ........................  24

         Description of and Reasons for Proposal 2 .........................  24

         FI Financial Assignment Agreement with STMicroelectronics, Inc. ...  24

         Assignment of Portion of FI Financial's Interest in
             STMicroelectronics, Inc.'s Debt to Employees, Officers, a
             Director of the Company and Third Parties .....................  25

         Conditions to Purchase of Series A Convertible Preferred Stock
             by Employees, Officers, Directors and Third Parties ...........  26

         Vote Required and Recommendation for Approval .....................  26

Consent Solicitation Statement
Table of Contents (cont'd)

                                                                            Page
                                                                            ----

     PROPOSAL 3 - APPROVAL OF VARIOUS AMENDMENTS TO THE COMPANY'S 1993 STOCK
     OPTION/STOCK ISSUANCE PLAN AS DESCRIBED HEREIN ........................  27

         Description of and Reasons for Proposal 3 .........................  27
         Plan Structure ....................................................  28
         Administration ....................................................  28
         Share Reserve .....................................................  28
         Eligibility .......................................................  28
         Valuation .........................................................  29
         Discretionary Option Grant Program ................................  29
         Automatic Option Grant Program ....................................  29
         Stock Issuance Program ............................................  30
         Acceleration ......................................................  30
         Financial Assistance ..............................................  30
         Special Tax Election ..............................................  31
         Amendment and Termination .........................................  31
         Federal Income Tax Consequences ...................................  31
         Accounting and Income Tax Treatment ...............................  32
         Conditions to Approval of Amendments to 1993 Stock Plan ...........  32
         Vote Required and Recommendation for Approval .....................  33

     PROPOSAL 4 - APPROVAL OF GRANT OF OPTIONS TO PURCHASE 3,721,827 SHARES
     OF COMMON STOCK TO COMPANY EMPLOYEES, OFFICERS AND DIRECTORS PURSUANT
     TO AMENDED 1993 STOCK OPTION/STOCK ISSUANCE PLAN ......................  33

         Description of and Reasons for Proposal 4 .........................  33
         Conditions to Issuance of Additional Options to Employees,
             Officers and Directors ........................................  34
         Vote Required and Recommendation for Approval .....................  34

     PROPOSAL 5 - APPROVAL OF CERTIFICATE OF AMENDMENT OF AMENDED AND
     RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF THE
     SERIES A CONVERTIBLE PREFERRED STOCK TO THE CREDITORS, EMPLOYEES,
     OFFICERS AND A DIRECTOR OF THE COMPANY AND THIRD PARTIES IN CONNECTION
     WITH THE DEBT CONVERSION ..............................................  34

         Description of and Reasons for Proposal 5 .........................  34
         Background ........................................................  35
         The Proposal ......................................................  35
         Conditions to Approval of Amended and Restated Articles of
             Incorporation .................................................  35
         Vote Required and Recommendation for Approval .....................  35

Consent Solicitation Statement
Table of Contents (cont'd)


                                                                            Page
                                                                            ----

     PROPOSAL 6 - APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES
     OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO MELTRONIX, INC ..  36

         Description of and Reasons for Proposal 6 .........................  36
         Vote Required and Recommendation for Approval .....................  36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................  36

EXECUTIVE COMPENSATION AND RELATED INFORMATION .............................  38

         Summary of Cash and Certain Other Compensation ....................  38
         Option Grants in Last Fiscal Year .................................  40
         Aggregated Option Exercises and Fiscal Year-End Values ............  40
         Compensation Committee Interlocks and Insider Participation in
             Compensation Decisions ........................................  40
         Employment Contracts and Termination of Employment and Change in
             Control Arrangements ..........................................  40
         Board of Directors Report on Executive Compensation ...............  41

INFORMATION INCORPORATED BY REFERENCE ......................................  45

ANNEX A - RESOLUTIONS OF ACTIONS BY WRITTEN CONSENT .......................  A-1

FINANCIAL INFORMATION .....................................................  F-1

EXHIBITS

         Exhibit A   Form of Debt Conversion and Mutual Settlement and Release
                     Agreement and Form of Second Amendment thereto
         Exhibit B   Form of Final Certificate of Amendment of Amended and
                     Restated Articles of Incorporation
         Exhibit C   Form of Registration Rights Agreement
         Exhibit D   Form of Transpac Warrant and Amendment No. 1

         Exhibit E   STM/FI Financial Assignment Agreement
         Exhibit F   Form of IBM Proceeds Agreement

         Exhibit G   Assignment of Interest Agreement.
         Exhibit H   Form of L.H. Friend, Weinress, Frankson and Presson, Inc.
                     Opinion

                         MICROELECTRONIC PACKAGING, INC.

                           --------------------------

                         CONSENT SOLICITATION STATEMENT
                    FOR SHAREHOLDER ACTION BY WRITTEN CONSENT

                           --------------------------


     This Consent Solicitation Statement ("Consent Statement") has been prepared by the management of Microelectronic Packaging, Inc. ("Company" or "MPI") and is being furnished in connection with the solicitation by the Board of Directors of the written consent of the Company's shareholders.

     The Company intends to distribute this Consent Statement and the accompanying materials to its Shareholders on or about ________, 1999. The mailing address of the Company's principal executive offices is 9577 Chesapeake Drive, San Diego, California 92123.

     The Company is seeking Shareholder approval of Proposals 1-6. These matters are described in detail in this Consent Statement.

     Attached to the Consent Statement as Annex A is the Resolution of Actions by Written Consent of Shareholders (the "Consent Resolution"). The procedure for indicating approval of the proposals included in the Consent Resolution is described in detail in this Consent Statement.

                               GENERAL INFORMATION

Voting Rights

     The proposals being submitted for Shareholder approval are to be acted upon by written consent, without a meeting, rather than by a vote held at a meeting. The holders of the common stock of the Company ("Common Stock") are entitled to consent or withhold their consent in writing regarding each of the proposals being considered. Each outstanding share of Common Stock is entitled to one vote for or against each proposal.

     The written consent of a majority of the outstanding shares of Common Stock is required to approve each of the respective proposals contained in the Consent Resolution.

Summary of the Proposals

     The Board of Directors has adopted a resolution which declares the advisability of, and submits to the Shareholders for authorization and approval, proposals to:

          1. Approve the conversion of approximately $28.06 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock;

          2. Approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, directors of the Company and third parties in exchange for their payment of a creditor claim;

          3. Approve various amendments to the Company's 1993 Stock Option/Stock Issuance Plan to:

                    (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares;

                    (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and

                    (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members.

          4. Approve the grant of options to purchase 3,721,827 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1993 Stock Option/Stock Issuance Plan;

          5. Approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers, directors of the Company and third parties in connection with the debt conversion; and

          6. Approve the amendment to the Amended and Restated Articles of Incorporation to change the name of the Company to Meltronix, Inc.

     One or more of the proposals may be abandoned by the Board at any time before the Certificate of Amendment of the Amended and Restated Articles of Incorporation with the amendments contained in Proposals 5 and 6 is filed with the California Secretary of State's office, if holders of a majority of the outstanding Common Stock do not approve the proposal, or if for any reason the Board deems it advisable to abandon a proposal.

     Only holders of record of shares of the Company's Common Stock at the close of business on ____, ___, 1999 ("Record Date") are entitled to execute the Consent Resolution. At the close of business on the Record Date, there were 10,856,890 shares of Common Stock issued and outstanding held by approximately 138 holders of record. The holders of the Common Stock as of the Record Date are referred to in this Consent Statement as the "Shareholders."

Solicitation of Written Consents

     Under California law and under the Company's Bylaws, any action which may be taken at any annual or special meeting of the Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The matters being considered by the Shareholders are being submitted for action by written consent, rather than by votes cast at a meeting. Attached to this Consent Statement as Annex A is the text of the Consent

Resolution being submitted for Shareholder adoption by written consent. The Consent Resolution provides for the approval of each of the proposals, each of which were summarized above and are more fully described under the captions for each proposal below. In accordance with California law, notice of shareholder approval of the respective proposals without a meeting by less than unanimous written consent, shall be given to the Shareholders at least 10 days before the date the Consent Resolution is effective. Consent Resolutions must be received by the Company on or before ________, 1999.

     Shareholders are requested to indicate approval of and consent to the adoption of the proposals contained in the Consent Resolution, or disapproval thereof, by executing the enclosed copy of the Consent Resolution and by checking the boxes which correspond to the approval or disapproval of the proposed action. Each proposal contained in the Consent Resolution may be considered separately. Failure to check any of the boxes will, if the Consent Resolution has been signed, constitute approval of and consent to the adoption of all of the proposals contained in the Consent Resolution. Signing and indicating approval or disapproval on the Consent Resolution will be deemed to be the granting or denial of written consent to the adoption of each proposal contained in the Consent Resolution.

     Approving a proposal contained in the Consent Resolution and execution of the Consent Resolution will constitute your approval of the proposal, as a Shareholder of the Company. Shareholders who do not approve a proposal or consent to the adoption of the Consent Resolution will nonetheless be bound by the Consent Resolution if written consents representing a majority of the outstanding shares of Common Stock are received by the Company approving the proposal.

     The Board requests that each Shareholder indicate their approval or disapproval of each proposal listed in the Consent Resolution and execute and date the Consent Resolution, indicate the number of Shares being voted, and deliver the Consent Resolution to the Company via regular mail, fax or in person at the following address:

                               Microelectronic Packaging, Inc.
                               Attn: Denis Trafecanty, Senior Vice President
                                     and Chief Financial Officer
                               9577 Chesapeake Drive
                               San Diego, CA  92123
                               Facsimile: (619) 292-7881

A self-addressed stamped envelope is enclosed for your convenience in returning the Consent Resolution. Each Shareholder is requested to indicate on the Consent Resolution the number of shares which the Shareholder is voting. If the Shareholder wishes to vote any shares not registered in his/her name, a written consent of the registered Shareholder of record as of the Record Date must be received by the Company. The Consent Resolution should be returned as soon as possible for receipt no later than __________, 1999.

     Under applicable law, Shareholders who abstain from voting with respect to any proposal, or who vote against any proposal to be considered in this Consent Statement, do not have the right to an appraisal of their shares or any similar dissenter's rights under applicable law.

Revocability of Consents

     When the enclosed Consent Resolution is properly executed and returned, the shares it represents will be voted in accordance with the directions noted thereon, and if no directions are indicated, the shares it represents will be voted in favor of each proposal. Any person providing a Consent Resolution in the form accompanying this Consent Statement has the power to revoke it any time prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the Company, but not thereafter. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office a writing revoking the Consent Resolution. Such revocation shall be effective upon its receipt by the Secretary of the Company.

Expense of Consent Solicitation

     The Company will bear the entire cost of the solicitation of Shareholder approval of the Consent Resolution, including the preparation, assembly, printing and mailing of this Consent Statement, and any additional material furnished to Shareholders. In addition, the Company may reimburse certain persons for their cost of forwarding the solicitation material to Shareholders. The solicitation of consents by mail may be supplemented by telephone, telegram and/or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any of such services. To assist in the solicitation process, the Company has retained Beacon Hill Partners, Inc. The fee for such services will be approximately $6,500 plus reasonable expenses incurred to distribute the solicitation materials.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to the Company regarding the ownership of the Company's Common Stock as of June 30, 1999 for (i) each Director and nominee who owns Common Stock, (ii) all persons or entities who were known by the Company to be beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) the Chief Executive Officer and other executive officers whose compensation for 1998 were each in excess of $100,000, and (iv) all executive officers and Directors of the Company as a group.

                                                                                         Number of
                                                                                          Shares
                                                                        Percent of     Beneficially     Percent of
                                                          Number of    Total Shares    Owned if All    Total Shares
                                                           Shares       Outstanding      Proposals      Outstanding
                                                        Beneficially   Beneficially       Herein       Beneficially
Name and Address of Beneficial Owner                      Owned(1)         Owned        Adopted(11)      Owned(11)
------------------------------------                      --------         -----        -----------      ---------
Entities that may be deemed to be affiliated with
Transpac Capital Pte. Ltd.(2)
6 Shenton Way
#2D-09 DBS Building, Tower Two
Singapore 068809 ................................         1,342,013         11.8%        9,405,664          30.8%

Joost Tjaden(3)
c/o TBM Associates
3500 Oaklawn, #215
Dallas, Texas 75219 .............................           687,620          6.3%          687,620           2.3%

Cabot Ceramics, Inc.(4)
c/o Cabot Corporation
75 State Street
Boston, MA 02119-1806 ...........................           654,326          6.0%          654,326           2.2%

Counterpoint Master LLC
1301 Avenue of the Americas
40th Floor

New York, NY 10019 ..............................           627,035          5.8%          627,035           2.1%

Anthony J.A. Bryan(5) ...........................           168,333          1.5%          457,866           1.5%

Frank Howland(5) ................................           145,800          1.3%          396,576           1.3%

Waldemar Heeb(5) ................................            15,000          0.1%           40,800           0.1%

Wong Lin Hong(6) ................................         1,357,013         11.9%        9,446,464          31.4%



James Waring(7) .................................         _________         _____      ___________          _____%

Andrew K. Wrobel(8)
c/o Microelectronic Packaging, Inc.
9577 Chesapeake Drive
San Diego, California 92123 .....................           600,000          5.2%        1,711,358           5.5%

Denis J. Trafecanty(9) ..........................           300,000          2.7%        1,001,170           3.3%

Timothy R. Sullivan(10) .........................           150,000          1.3%          434,452           1.5%

All directors and executive officers
as a group (7 persons) ..........................         2,736,146         21.5%       13,488,686          39.8%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage beneficially owned is based on a total of 10,856,890 shares of Common Stock issued and outstanding as of the Record Date. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The Transpac entities include Transpac Capital Pte. Ltd. (the "Manager"), a Singapore private limited company; Transpac Industrial Holdings Limited ("TIH"), a Singapore public listed company; Regional Investment Company Limited ("Regional"), a Singapore public limited company; Transpac Equity Fund ("TEF"), a British Virgin Islands trust; Transpac Venture Partnership II ("TVP"), a collective investment scheme; Transpac Manager's Fund ("TMF"), a British Virgin Islands international business company; and NatSteel Equity III Pte Ltd. ("NatSteel"), a Singapore private limited company. The Manager does not have any direct ownership interest in the Company's Common Stock. The Manager has, in its capacity as investment adviser to each of TIH, Regional, TEF and TVP, the power to control the voting and disposition of the 765,466 shares and warrants for 500,000 shares of Common Stock held in the aggregate by TIH, Regional, TEF and TVP and, therefore, may be deemed to be a beneficial owner of such shares. TIH has direct beneficial ownership of 334,069 shares and warrants for 198,500 shares of the Common Stock. TIH shares the power to control the voting and disposition of such 334,069 shares of Common Stock and warrants for 198,500 shares with the beneficial ownership of any shares of Common Stock and warrants for 198,500 shares with the Manager. The Manager further holds warrants to purchase 201,500 shares of Common Stock. TIH disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. Regional has direct beneficial ownership of 92,066 shares of the Common Stock and warrants for 54,500 shares. Regional shares the power to control the voting and disposition of such 92,066 shares of Common Stock and warrants for 54,500 shares with the Manager. Regional disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TEF has direct beneficial ownership of 197,285 shares of the Common Stock. TEF shares the power to control the voting and disposition of such 197,285 shares of Common Stock with the Manager. TEF disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TVP has direct beneficial ownership of 139,415 shares of 139,415 shares of the Common Stock. TVP shares the power to control the voting and disposition of such 139,415 shares of Common Stock with the Manager. TVP disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TMF has direct beneficial ownership of 2,631 shares of the Common Stock. NatSteel has direct beneficial ownership of 76,547 shares of the Common Stock and warrants for 45,500 shares. NatSteel and the Manager have no formal relationship, advisory or otherwise, in respect of the shares of Common Stock held by NatSteel. However, NatSteel anticipates that it may rely upon the advice of Transpac in connection with the voting and disposition of the shares of Common Stock held by it. NatSteel disclaims beneficial ownership of the shares of Common Stock held by any other Transpac entity. The preceding information was partially obtained from a Schedule 13D filed with the Securities and Exchange Commission on or about April 3, 1996. Mr. Wong Lin Hong is Director and Executive Vice President of Transpac Capital Pte. Ltd., and as such may be deemed to share voting and investment power with respect to the Transpac entities' shares. Mr. Wong disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Includes shares owned by TBM Associates, Inc. ("TBM"), an investment management company in which Mr. Tjaden is a significant shareholder, and as such may be deemed to share voting and investment power. TBM exercises voting control over shares of MPI common stock held by Bostech Associates (1,719 shares), Ion Associates (33,685 shares) and N.V. Bever Holding (368,094 shares and a warrant to purchase 1,173 additional shares at an exercise price of $5.63). Also includes shares held by Janivo Fonds (99,307 shares) and Van Doorne Group (99,285 shares), over which Mr. Tjaden exercises voting control. Mr. Tjaden disclaims beneficial ownership of all such shares.

(4) Cabot Ceramics, Inc. is a corporation wholly owned by Cabot Corporation. The executive management of Cabot Corporation has voting and investment power over such shares and may be deemed to beneficially own such shares.

(5) All shares are in the form of stock options exercisable within 60 days of the Record Date.

(6) Also includes the 1,342,013 shares owned by the Transpac entities as described in footnote (2) above, and as to 1,342,013 of such shares Mr. Wong disclaims beneficial ownership except to the extent of his pecuniary interest therein. 500,000 of such shares are in the form of a stock purchase warrant exercisable within 60 days of the Record Date.

(7)  Mr. Waring was elected as a Director in August, 1999.

(8) Includes options to acquire 600,000 shares of Common Stock which are exercisable within 60 days of the Record Date under the table for the Number of Shares Beneficially Owned, and as to the table for Number of Shares Beneficially Owned if All Proposals Herein are Adopted, includes the 79,358 shares of Common Stock which are initially convertible from the Series A Convertible Preferred Stock to be purchased under Proposal 2, and the option to acquire 1,032,000 shares of Common Stock intended to be granted upon approval of Proposals 3 and 4 herein, all of which are exercisable within 60 days of the Record Date.

(9) Includes options to acquire 300,000 shares of Common Stock which are exercisable within 60 days of the Record Date under the table for the Number of Shares Beneficially Owned, and as to the table for the Number of Shares Beneficially Owned If All Proposals Herein are Adopted, includes the 185,170 shares of Common Stock which are initially convertible from the Series A Convertible Preferred Stock to be purchased under Proposal 2 herein, and the option to acquire 516,000 shares of Common Stock intended to be granted upon approval of Proposals 3 and 4 herein, all of which are exercisable within 60 days of the Record Date.

(10) Includes options to acquire 150,000 shares of Common Stock which are exercisable within 60 days of the Record Date under the table for the Number of Shares Beneficially Owned, and as to the table for the Number of Shares Beneficially Owned if All Proposals Herein are Adopted, includes the 26,452 shares of Common Stock which are initially convertible from the Series A Convertible Preferred Stock to be purchased under Proposal 2 herein, and the option to acquire 258,000 shares of Common Stock intended to be granted upon approval of Proposals 3 and 4 herein, all of which are exercisable within 60 days of the Record Date.

(11) The number of shares beneficially owned by the parties described in this table assumes all of the proposals in this Consent Statement are approved by the Shareholders, for which there can be no assurance, and that the Series A Convertible Preferred Stock referenced in footnotes 8, 9 and 10 is converted as of the Record Date assuming 29,582,444 shares of Common Stock of the Company are outstanding, and that the options to acquire the referenced shares of Common Stock of the Company are exercised as of the Record Date assuming 29,582,444 shares of Common Stock are outstanding.

                                   PROPOSAL 1

APPROVAL OF CONVERSION OF APPROXIMATELY $28.06 MILLION IN DEBT OWED TO EIGHT CREDITORS INTO SERIES A CONVERTIBLE PREFERRED STOCK OF THE COMPANY AND THE AMENDMENT OF ONE OF THE CREDITOR'S WARRANTS TO PURCHASE COMMON STOCK.

Description of and Reasons for Proposal 1

     As of June 30, 1999, the Company is in default on approximately $28.06 million in debt plus accrued interest related to the Company's discontinued operations in Singapore. The entire amount including accrued interest is currently due and payable. The Company does not have the ability to pay the amounts due on this debt. As more fully described herein, the Company proposes to convert and cancel the approximately $28.06 million in debt owed to eight creditors for 9,362,777 shares of Series A Convertible Preferred Stock of the Company which will initially be convertible into 18,725,554 shares of Common Stock if Proposal 1 is approved by the Shareholders.

     The $28.06 million in debt resulted from (i) the construction by MPM Singapore Pte. Ltd. ("MPM"), an affiliate of the Company, of a multi-layer ceramic operations plant in Singapore, which ceased operations prior to the commencement of production; and (ii) the purchase in December, 1994 and installation of additional equipment at Microelectronic Packaging (S) Pte., Ltd. ("MPS") which was used to provide pressed ceramic products to integrated circuit manufacturers. As a result of what management believes was a slowdown in market demand, this equipment was no longer required to satisfy its customers' reduced requirements. In 1997, a receiver was appointed by the courts in Singapore to liquidate MPM's and MPS' assets. The Company believes the principal reasons which forced MPM to liquidate included changing market demand for multi-layer ceramic products and the failure of a potential major customer to commit to any product purchases. The Company also believes the principal reasons which forced MPS to liquidate was a decline in the market for pressed ceramics, as much of the additional equipment purchased by MPS represented excess capacity. Both of these subsidiaries have been in receivership since 1997, the receiver has completed the liquidation of MPM's assets and the receiver is in the process of completing the liquidation of MPS' assets, and the proceeds were used to retire a portion of MPM's and MPS' debts. During 1998, the High Court of the Republic of Singapore ordered the winding up of MPM.

     The Company fully guaranteed the $28.06 million in debt incurred by MPM and MPS to eight creditors in connection with the operations in Singapore ("Singapore Creditors"). During 1998, the Company signed Restructuring, Mutual Release and Settlement Agreements ("Restructuring Agreements") with the Singapore Creditors, which called for settlement payments of approximately $9.3 million in satisfaction of the then $27.1 million in debt owed. The $9.3 million in settlement payments were generally due no later than May 1, 1999. During 1998 the Company explored various proposals to obtain additional financing to enable it to satisfy the $9.3 million in settlement obligations. Since the Company was not able to obtain funding to pay this $9.3 million, the Company renegotiated the terms and entered into non-binding letter agreements with all of the Singapore Creditors (including a third party who agreed to purchase the creditor position of one of the Singapore Creditors) which called for the conversion of all debt and accrued interest obligations into shares of the Company's to be authorized Series A Convertible Preferred Stock ("Debt Conversion Transaction").

     A summary of the principal terms of the Series A Convertible Preferred Stock is set forth under the heading "Summary of Principal Terms of Series A Convertible Preferred Stock" below. The letter agreements provided that the proposed Debt Conversion Transaction was subject to the completion of definitive agreements for all of the Singapore Creditors and the approval of the Debt Conversion Transaction by the holders of a majority of the Company's Common Stock.

     The Company has prepared Debt Conversion and Mutual Settlement and Release Agreements for each of the Singapore Creditors ("Conversion and Settlement Agreements"), which respectively include, as applicable, the following exhibits:
Registration Rights Agreement; IBM Proceeds Agreement; Certificate of Amendment of Amended and Restated Articles of Incorporation; and Amendment No. 1 to the Warrants granted to Transpac. One of the Singapore Creditors, STMicroelectronics, Inc. ("STM") did not agree to participate in the Debt Conversion Transaction, and in lieu thereof, STM agreed to sell its creditor position to FI Financial, LLC ("FI Financial") pursuant to the terms and conditions of a written agreement entered into on April 14,1999 between STM, FI Financial and the Company ("STM/FI Financial Agreement"). On August 31, 1999 FI Financial and STM signed an assignment agreement ("STM/FI Financial Assignment Agreement") whereby for a $500,000 payment to STM, FI Financial acquired all rights, title and interest to STM's creditor claims with the Company. FI Financial has signed a Conversion and Settlement Agreement and agreed to participate in the Debt Conversion Transaction upon the approval by the Shareholders of the Debt Conversion Transaction, all as described in more detail in Proposal 2 below.

     In addition to the STM/FI Financial Assignment Agreement, as of the date hereof, the Company has received executed Conversion and Settlement Agreements from all of the Singapore Creditors consisting of the following: Transpac Capital Pte. Ltd. and related investors; Texas Instruments Singapore, Ltd.; Orix Leasing Singapore Ltd.; NS Electronics Bangkok, Ltd.; Motorola, Inc.; Samsung Corning; and the Development Bank of Singapore, Ltd. The Development Bank of Singapore, Ltd. also requested changes to Exhibit B, the Form of Certificate of Amendment of Amended and Restated Articles of Incorporation, and the other Singapore Creditors have all agreed in writing to the changes to the Certificate of Amendment of Amended and Restated Articles of Incorporation as set forth at Exhibit B hereto.

     All of the Singapore Creditors have also agreed in writing to a 61-day extension to October 31, 1999 to the previous deadline of August 31, 1999 for Shareholder approval and consummation of the proposals in this Consent Statement as set forth in the Form of First Amendment to the Conversion and Settlement Agreement at Exhibit A hereto. If the proposals in this Consent Statement are not approved by the Shareholders by October 31, 1999 where this Consent Statement has been mailed to the Shareholders prior to that date, the Company shall request an additional extension beyond October 31, 1999 for a reasonable time to enable the Company to receive Shareholder approval from the Singapore Creditors without further notice to the Shareholders. The names of the Singapore Creditors and a summary of the current debt amounts and transactions from which they resulted are summarized below.

     The Company believes the Conversion and Settlement Agreements are very advantageous for the Company and its Shareholders and will enable the Company to continue its operations and avoid the adverse prospect of an immediate Chapter 11 reorganization bankruptcy filing. If the Company is unable to obtain the consent of the Shareholders to the Debt Conversion Transaction, or if all of the Singapore Creditors do not sign the Conversion and Settlement Agreements, the Company will likely be required to institute immediate Chapter 11 bankruptcy proceedings. While the Company currently intends to initially file a Chapter 11 bankruptcy proceeding in such a case there can be no assurance it would remain as a Chapter 11 bankruptcy proceeding. The Board of Directors has considered other reasonable and viable alternatives to bankruptcy, including selling equity or debt securities or securing a bank or other loan to raise the financing needed to repay the Singapore Creditors, but was unable to sell any securities or secure a bank or other loan because of the adverse financial condition of the Company, and believes bankruptcy would be in the best interests of the Company and its Shareholders if Shareholder approval of Proposals 1 through 5 herein is not obtained.

     The Board has approved the Debt Conversion Transaction and the related agreements which include the Form of Debt Conversion and Mutual Release and Settlement Agreement and the Second Amendment thereto, Form of Certificate of Amendment of Amended and Restated Articles of Incorporation, Form of Registration Rights Agreement, Form of Transpac Warrant and Amendment No. 1 to the Warrants granted to Transpac, STM/FI Financial Assignment Agreement, Form of IBM Proceeds Agreement, Assignment of Interest Agreement and Form of L.H. Friend, Weinress, Frankson and

Presson, Inc. Opinion, all as respectively attached to this Consent Statement as Exhibits A, B, C, D, E, F, G and H ("Exhibits"). All statements contained in this Consent Statement with respect to such documents are qualified in their entirety by references to those Exhibits.

Summary of Debt to be Converted

     During 1998, the Company signed Restructuring Agreements with each of the Singapore Creditors, which called for settlement payments of approximately $8.3 million to satisfy the then approximately $27.1 million in debt obligations owed to them if the $8.3 million was paid to the Singapore Creditors by May 1, 1999 and an additional $1.0 million paid to Transpac Capital Pte. Ltd. and related investors by December 31, 1999. The Company was not able to obtain funding to repay all or any part of the $8.3 million due on May 1, 1999 and renegotiated the terms with each creditor. All of the Singapore Creditors other than STM agreed to convert their debt and accrued interest into shares of the Company's Series A Convertible Preferred Stock.

     The Company will issue a total of 9,362,777 shares of Series A Convertible Preferred Stock to the Singapore Creditors, which will be initially convertible into 18,725,554 shares of Common Stock of the Company if Proposals 1 through 5 are approved by the Shareholders. The Singapore Creditors, assuming Proposals 1 through 5 herein are approved by the Shareholders, will own the following percentage of the outstanding Common Stock of the Company, which includes the Common Stock or other equity securities currently owned by such parties:
Transpac and related entities: 30.76%, including beneficial ownership of the Transpac warrant to purchase 500,000 shares of Common Stock; Development Bank of Singapore, Ltd.: 7.80%; Motorola: 5.88%; N.S. Electronics Bangkok, Ltd.: 1.83%; FI Financial and its assigns: 8.94%; Texas Instruments, Inc.: 7.14%; Samsung Corning Co. Ltd.: 1.24%; and Orix Leasing Singapore Ltd.: 3.20%.

     STM sold its creditor position to FI Financial on August 31, 1999 in exchange for a cash payment of $500,000 ("STM Payment"). FI Financial is owned by James T. Waring, who was elected to the Board in August 1999. FI Financial had previously deposited the STM Payment in escrow and on August 31, 1999 made the STM Payment because the Company and FI Financial were convinced that STM would not agree to any further extension to obtain Shareholder approval of the Debt Conversion Transaction before the STM Payment was made. FI Financial has entered into a Conversion and Settlement Agreement and has the right to acquire 1,322,647 shares of Series A Convertible Preferred Stock, which is the number of shares STM would have received if STM had agreed to the Debt Conversion Transaction and entered into a Conversion and Settlement Agreement. FI Financial is entitled to assign its rights thereunder to 11 employees including officers and a director of the Company and four third parties, who have paid corresponding cash reimbursements to FI Financial. Prior to the approval by the Shareholders of the Debt Conversion Transaction, FI Financial will be entitled to and may assign further interests under the STM/FI Financial Assignment Agreement to additional parties. In addition, pursuant to the STM/FI Financial Assignment Agreement, FI Financial will acquire ownership of the Warrant held by STM to purchase 200,000 shares of the Company's Common Stock for a purchase price of $1.00 per share ("STM Warrant"). As part of the Debt Conversion Transaction, FI Financial has agreed to surrender the STM Warrant to the Company without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     The number of shares of Series A Convertible Preferred Stock to be issued to each of the Singapore Creditors in cancellation of their debts is based on a formula, calculated by dividing the number resulting from multiplying the principal and interest owed to each of the Singapore Creditors as of December 31, 1997 by 30% of such amount, which is the numerator, and the denominator of which is the original issue price of $1.02 of the Series A Convertible Preferred Stock. For Transpac, Development Bank of

Singapore, Ltd. and NS Electronics Bangkok, Ltd., certain adjustments were added after the calculation of 30% of the principal and interest owed as of December 31, 1997, and Motorola, Inc. required 40% of the principal and interest owed as of December 31, 1997. With regard to Transpac, after the number resulting from the above formula was determined, $1 million dollars was added which reflected the Company's guarantee that Transpac would receive a minimum of $1 million from proposed litigation by it against a prior customer. Development Bank of Singapore, Ltd. required that after 30% of the December 31, 1997 principal and interest owed was calculated that the Company add to that number the insurance proceeds of $136,606 it received from the casualty loss of one of its subsidiaries' buildings in Singapore plus a subsidiaries account receivable owed to the Development Bank of Singapore, Ltd. of $673,808. The NS Electronics Bangkok, Ltd. adjustment formula required that the Company subtract from the number resulting from multiplying 30% of the December 31, 1997 principal and interest owed to NS Electronics Bangkok, Ltd., a debt of $500,000 owed by NS Electronics Bangkok, Ltd. to a subsidiary of the Company. Motorola, Inc. required as a condition of agreeing to sign the Conversion and Settlement Agreement that they receive 40% of the principal and interest owed on their debt as of December 31, 1997 since they were a secured creditor and held assets of the Company as collateral. After the adjustments are made to the debt conversion formula as described above, the Company will issue the Series A Convertible Preferred Stock to the Singapore Creditors based on a discounted amount of debt of approximately $9.5 million, rather than the $28.06 million in principal and interest owed as of June 30, 1999, which will result in fewer shares of the Series A Preferred Stock being issued to the Singapore Creditors than if the $28.06 million in debt was used as the basis for the shares to be issued.

     As of June 30, 1999, which is the end of the Company's second quarter and for which the Company has filed with the Securities and Exchange Commission its most recent Form 10-Q/A Quarterly Report, the Company owed approximately $28.06 million to the Singapore Creditors, whose names are Transpac Capital Pte. Ltd. and related investors; STMicroelectronics, Inc.; Texas Instruments Singapore, Ltd.; Development Bank of Singapore, Ltd.; Motorola, Inc.; NS Electronics Bangkok Ltd.; Samsung Corning Co., Ltd.; and Orix Leasing Singapore Ltd. All of the principal and interest on these debts was due and payable by May 1, 1999 and is now in default. The following is a brief summary of the material terms and conditions of these debts. If Proposal 1 is approved by a majority of the holders of the Company's Common Stock, all of the $28.06 million in debt will be canceled and exchanged for the Series A Convertible Preferred Stock of the Company.

     Development Bank of Singapore, Ltd. ("DBS"). At June 30, 1999, the Company's subsidiaries, MPM and MPS, had outstanding borrowings due to DBS in the principal amount of $1,452,273 including accrued interest. The amount outstanding results from the remaining balance of various borrowings made by MPM and MPS under lines of credit, overdraft facilities and an accounts receivable financing line of credit originally made in 1996. The $1,452,273 debt represents the balance of the original debt remaining after the liquidation of the assets of MPM and MPS by the receivers and the application of the proceeds from the sale of the assets. All of the assets of MPM and substantially all of the assets of MPS have been liquidated by the receivers of MPM and MPS. In addition, DBS has signed a Conversion and Settlement Agreement.

     The remaining balances due to DBS are in default, are payable upon demand and bear interest at the bank's prime rate plus 5%. All of these amounts are guaranteed by the Company. In February 1999, the Company and DBS signed a non-binding letter agreement which calls for conversion of all of the Company's obligations into shares of Series A Convertible Preferred Stock.

     Transpac Capital Pte. Ltd. and Related Investors. At June 30, 1999, MPM had outstanding borrowings due to Transpac Capital Pte. Ltd. and related investors (collectively, "Transpac") in the principal amount of $9.0 million, plus accrued interest in the approximate amount of $2,547,883. On

March 27, 1996, the Company and MPM completed a financing with Transpac pursuant to which the Company issued 842,013 shares of its Common Stock to Transpac for a total purchase price of $2.0 million, and MPM issued a convertible debenture to Transpac in the principal amount of $9.0 million. The debenture has a term of five years, bears interest at the rate of 8.5% per annum and is guaranteed by the Company. The outstanding principal on the debenture is due and payable in full at the end of the five-year term; however, from and after April 23, 1997, the debenture is convertible at Transpac's option to shares of Common Stock of MPM or Common Stock of the Company. The debenture was fully guaranteed by the Company. Neither MPM nor the Company have ever made any payments under the debenture. The debenture is currently in default and payable upon demand.

     In early 1999, the Company and Transpac signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Transpac into shares of Series A Convertible Preferred Stock. In addition, Transpac has signed a Conversion and Settlement Agreement.

     NS Electronics Bangkok Ltd. ("NSEB"). At June 30, 1999, the Company had outstanding a term note due to NSEB, a former customer of MPS with a principal balance of $1,250,000 and approximately $571,883 of accrued interest. This note is fully guaranteed by the Company and is secured by certain assets of the Company. This note is currently in default and payable upon demand.

     In 1995, the Company borrowed $1,500,000 from NSEB at an interest rate of 14% per annum. The Company has made no principal payments since September 1996. The NSEB promissory note is secured by all of the Company's domestic equipment and trade receivables that are not subject to liens or other encumbrances existing prior to May 30, 1995. In March 1997, the Company entered into an Amended Loan and Security Agreement and a Second Secured Promissory Note with NSEB pursuant to which NSEB agreed to waive any breach of the covenants, terms and conditions of the original Loan and Security Agreement and the original Secured Promissory Note (both dated May 30, 1995) and agreed to a revised (and extended) payment schedule. The interest rate on the outstanding balance, however, was raised from 14% per annum to 18% per annum and the Company is currently in default under the terms of the Second Secured Note. In February 1999, the Company and NSEB signed a non-binding letter agreement which calls for the conversion of all of the Company's agreed obligations to NSEB into shares of Series A Convertible Preferred Stock. In addition, NSEB has signed a Conversion and Settlement Agreement.

     Texas Instruments Singapore, Ltd. ("TI"). At June 30, 1999, the Company's subsidiary, MPS, had an outstanding promissory note due to TI, a former customer of MPS. The principal balance due under the note is $3,500,000 and approximately $278,596 of accrued interest was due and payable as of June 30, 1999. The note bears interest at the rate of $3.5% per annum. The note is fully guaranteed by the Company and was secured by certain assets of MPS. The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $3,500,000 from TI at an interest rate of 7.25% per annum. The Company entered into several amended loan agreements during 1997 and 1998; however, the Company was unable to meet the terms of those agreements. In April 1999, the Company and TI signed a Conversion and Settlement Agreement.

     STMicroelectronics, Inc. ("STM"). At June 30, 1999, the Company's subsidiary, MPS, had outstanding a promissory note due to STM, a former customer of MPS. The principal balance due under the note is $4,000,000 and approximately $893,595 of accrued interest was due and payable as of June

30, 1999. The note is fully guaranteed by MPI and was secured by certain assets of MPS. The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $4,000,000 from STM at an interest rate of 7.25% per annum. MPS did not make any principal payments, and only made limited interest payments. On April 14, 1999, STM and FI Financial entered into the STM/FI Financial Agreement, pursuant to which STM agreed to assign its creditor position to FI Financial in exchange for a cash payment of $500,000. On August 31, 1999, STM and FI Financial executed the STM/FI Financial Assignment Agreement pursuant to which FI Financial paid STM $500,000 for an assignment of all rights, title and interest in STM's creditor claims against the Company. The issuance of the Series A Convertible Preferred Stock to FI Financial and its assigns is subject to the approval of the Debt Conversion Transaction by the holders of a majority of the Company's Common Stock. FI Financial has also entered into a Conversion and Settlement Agreement and agreed to participate in the Debt Conversion Transaction with respect to the entire creditor position of STM. As part of FI Financial's participation in the Debt Conversion Transaction, FI Financial will surrender the STM Warrant without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     Motorola, Inc. ("Motorola"). At June 30, 1999, the Company's subsidiary, MPS, had outstanding a term note due to Motorola, a former customer of MPS. The note bears interest at approximately 7% per annum. The principal balance on the note is $2,208,000 and approximately $238,578 of accrued interest was due and payable as of June 30, 1999. The note has been guaranteed by the Company and is secured by certain assets of the Company and all shares of CTM Electronics, Inc. ("CTM") and Microelectronic Packaging America, Inc. ("MPA"). The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $2,000,000 from Citibank N.A. at an interest rate of 7%. The loan was guaranteed by Motorola and was eventually paid in full by Motorola. This obligation to Motorola is secured by all of the assets of MPI, CTM and MPA not previously pledged to NSEB, as well as all capital stock of MPS, CTM and MPA. In January 1999, the Company and Motorola signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Motorola into shares of Series A Convertible Preferred Stock. In addition, Motorola has signed a Conversion and Settlement Agreement.

     Samsung Corning Co., Ltd. ("Samsung"). In 1996, MPS borrowed $1,000,000 from DBS at the Singapore Interbank offer interest rate plus 1.5%, repayable in twelve monthly installments beginning in November 1996. The loan had been fully guaranteed by Samsung, and co-guaranteed by the Company. MPS made payments under the note totaling approximately $417,000 during 1996 and 1997. The remaining balance of approximately $583,000 plus interest was paid to DBS by Samsung after DBS called upon the guarantee of Samsung. Samsung has requested that MPI reimburse it for the amount paid under the guarantee. In March 1999, the Company and Samsung signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Samsung into shares of Series A Convertible Preferred Stock. In addition, Samsung has signed a Conversion and Settlement Agreement.

     Orix Leasing Singapore Ltd. ("Orix"). At June 30, 1999, the Company had outstanding a deficiency balance from capital leases due to Orix totaling $1,801,973. The amount outstanding is the remaining balance of various lease borrowings made by MPM and MPS. This balance remains after the liquidation of the leased assets of MPM and MPS by Orix and the application to these leases of the resulting proceeds from the sale of these assets. The remaining amount outstanding is represented by a note issued by the Company at an interest rate of 7.25%. The note is currently in default and is payable upon demand.

     In 1996 and earlier, MPM, and to a lesser extent MPS, borrowed approximately $2,600,000 under capital leases from Orix. Both MPM and MPS stopped making lease payments, and Orix foreclosed on the equipment and sold it at an auction in 1997. The balance remaining after the liquidation of the leased assets is guaranteed by the Company. In March 1999, the Company and Orix signed the Conversion and Settlement Agreement.

Summary of Principal Terms of Debt Conversion and Mutual Settlement and Release Agreement

     The Conversion and Settlement Agreements generally provide that all of the debts owed by the Company to the Singapore Creditors would be terminated and the parties would release all of their respective rights and obligations under the agreements relating to the original and related debts, and the parties would further settle all other disputes of any kind that may or could exist between the parties in exchange for the Series A Convertible Preferred Stock to be issued in connection with the Debt Conversion Transaction. The Board has approved the Debt Conversion Transaction and the Conversion and Settlement Agreements. The following summary of the principal terms of the form of Conversion and Settlement Agreement attached hereto as Exhibit A is qualified in its entirety by reference to this exhibit which is representative of the Conversion and Settlement Agreements for all of the Singapore Creditors except that only Transpac and DBS will have an IBM Proceeds Agreement, and only Transpac will have the Amendment No. 1 to the Warrant previously issued to
Transpac:

Summary of Termination Provisions

     The Conversion and Settlement Agreements will remain in full force and effect until the date Transpac and the related investors convert their debt into Series A Convertible Preferred Stock, subject to the following termination provisions:

          (i) prior to October 31, 1999 no party has the right to terminate the Conversion and Settlement Agreement;

          (ii) as of and after the date Transpac and the related investors convert their debt, no party has the right to terminate the Conversion and Settlement Agreement;

          (iii) after October 31, 1999, so long as Transpac has not converted its debt into Series A Convertible Preferred Stock, Transpac has sole discretion on behalf of the related investor group to cancel the Conversion and Settlement Agreement by giving written notice to the Company; and

          (iv) if a voluntary or involuntary case against the Company is commenced under the United States Bankruptcy Code, or an assignment for the benefit of creditors by the Company is made, the Conversion and Settlement Agreement is terminated.

Conditions to Debt Conversion

     Before the debt conversion is completed, all of the following conditions must be complied with:

          (i) The completion of all of the Singapore Creditors conversions is subject to the completion of signed agreements between the Company and each of the Singapore Creditors upon terms and conditions which are not more favorable to any one creditor than the other creditors. Specifically, the effective price per share of the Series A Convertible Preferred Stock must not be less than $1.02 per share, and the terms and conditions of the settlement and release provisions for each of the Conversion and Settlement Agreements may not be different in any material respect for any of the Singapore Creditors.

          (ii) The Board must approve the material terms and conditions of the Conversion and Settlement Agreements for each of the Singapore Creditors.

          (iii) The holders of a majority of the Common Stock of the Company must approve the material terms and conditions of the Debt Conversion Transaction.

          (iv) The Certificate of Amendment of the Amended and Restated Articles of Incorporation must be approved by the Board and holders of a majority of the Common Stock of the Company.

          (v) L.H. Friend, Weinress, Frankson and Presson, Inc. must have issued the fairness opinion to the Company, which opinion must be satisfactory to the Company.

Series A Convertible Preferred Stock to be Issued to Creditors

     The Conversion and Settlement Agreement sets forth the number of shares of Series A Convertible Preferred Stock of the Company each of the Singapore Creditors will receive upon the closing of the Debt Conversion Transaction which are set forth below:

     Transpac Capital Pte. Ltd. Transpac and the related investor group ("Transpac") will receive 4,031,826 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 8,063,651 shares of Common Stock of the Company. The conversion of the Series A Convertible Preferred Stock is subject to adjustment as provided for in the Certificate of Amendment of the Amended and Restated Articles of Incorporation which provide general anti-dilution protection for all of the Singapore Creditors and which are triggered by certain events as summarized under the heading "Summary of Principal Terms of Series A Convertible Preferred Stock - Conversion" at page 18 herein. Assuming conversion into Common Stock of all of the shares of Series A Convertible Preferred Stock of Transpac and exercise of the warrant to purchase 500,000 shares of Common Stock which is exercisable within 60 days of the Record Date, and of all other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999 (which would represent 18,725,554 shares of Common Stock for the Singapore Creditors as a group), and including Transpac and the related investors current stock ownership as set forth in the table "Security Ownership of Certain Beneficial Owners and Management" herein, Transpac and related the investor group would own 9,405,664 shares of Common Stock or approximately 30.76% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Development Bank of Singapore, Ltd. DBS will receive 1,154,311 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 2,308,622 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of DBS and of all other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999 DBS would own approximately 7.80% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Motorola, Inc. Motorola will receive 869,932 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 1,739,865 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A

Convertible Preferred Stock of Motorola and of all other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, Motorola would own approximately 5.88% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     NS Electronics Bangkok, Ltd. NSEB will receive 271,176 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 542,353 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of NSEB and of all other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, NSEB would own approximately 1.83% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     STMicroelectronics, Inc. Assuming the Debt Conversion Transaction is approved by the Shareholders, by virtue of the STM/FI Financial Assignment Agreement wherein FI Financial has purchased the creditor position of STM for a cash payment of $500,000, FI Financial owns the creditor position of STM and has agreed to convert that creditor position into the 1,322,647 shares of Series A Convertible Preferred Stock STM would have received if STM had participated in the Debt Conversion Transaction ("FI Financial Shares"). Because FI Financial has assigned portions of its interest under the STM/FI Financial Assignment Agreement to 11 employees including officers and a director and four other third parties, and may assign some or all of FI Financial's remaining interest under the STM/FI Financial Assignment Agreement to additional third parties (collectively "FI Financial Assignees"), the FI Financial Assignees will each receive a pro-rata share of the FI Financial Shares in proportion to their respective interests under the STM/FI Financial Assignment Agreement. The FI Financial Shares are initially convertible into 2,645,294 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the FI Financial Shares and all of the Series A Convertible Preferred Stock of all of the other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, FI Financial and/or the FI Financial Assignees would own approximately 8.94% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company. As explained in previous sections of this Consent Statement, as part of the Debt Conversion Transaction, FI Financial will surrender the STM Warrant without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     Texas Instruments, Inc. TI will receive 1,056,026 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 2,112,053 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of TI and all of the other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, TI would own approximately 7.14% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Samsung Corning Co., Ltd. Samsung will receive 183,275 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 366,549 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of Samsung and all of the other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, Samsung would own approximately 1.24% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Orix Leasing Singapore Ltd. Orix will receive 473,584 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 947,169 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of Orix and all of the other Singapore Creditors in the Debt Conversion

Transaction as of August 16, 1999, Orix would own approximately 3.20% of the resulting total of 29,582,444 shares of the outstanding Common Stock of the Company.

Change in Control

     Assuming all of the Series A Convertible Preferred Stock of all of the Singapore Creditors is converted into Common Stock of the Company in connection with the Debt Conversion Transaction as of August 16, 1999, the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) and including Transpac and the related entities' warrant to purchase 500,000 shares which is exercisable within 60 days of the Record Date, would collectively own approximately 67.82% of the resulting total of 29,582,444 outstanding shares of Common Stock of the Company. This percentage of Common Stock could enable the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) to collectively exercise effective control over the business and affairs of the Company. As of August 16, 1999, the Company has no information which would lead it to believe that the Singapore Creditors intend to act collectively on matters concerning the business and affairs of the Company.

     The existing Shareholders of the Company will suffer substantial dilution to their respective share ownership positions of the Company if the Debt Conversion Transaction and the other proposals described herein are approved by the Shareholders. However, the Company strongly believes that approval of the Debt Conversion Transaction is the only way to avoid an imminent bankruptcy filing by the Company with the probable result that the Shareholders would not receive anything for their Common Stock because of the $28.06 million in Singapore Creditor claims.

Release Provisions of Debt Conversion Transaction

     Once the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) convert their debt, the debt owed by the Company in the aggregate amount of $28.06 million to the Singapore Creditors shall be deemed to be converted into the respective number of shares of the Company's Series A Convertible Preferred Stock set forth above. As of and after the date of conversion, the Company's debts to the Singapore Creditors shall be canceled, terminated and eliminated and the Company and the Singapore Creditors (including FI Financial) shall release and discharge each other from any and all claims, damages and causes of action relating to such debts. The releases do not apply to fraud or wilful misconduct. Also, the releases do not extend to the Conversion and Settlement Agreements, the Certificate of Amendment, the Registration Rights Agreement or the Warrants issued to Transpac.

Summary of Prior Settlement Agreements Regarding Debt to Creditors

     During 1998, the Company negotiated the Restructuring Agreements with the Singapore Creditors, which generally provided that if certain sums of money were paid to the Singapore Creditors by certain dates, the Company would only have to pay a discounted percentage of the debts to each creditor to discharge and settle the debts. These Restructuring Agreements called for settlement payments of approximately $9.3 million to satisfy all debt obligations (approximately $27.1 million at the time) if substantially all of the full amount was paid by May 1, 1999. The Company was not able to pay the required amounts on the due dates and negotiated new agreements with the Singapore Creditors, and the Conversion and Settlement Agreements replace these prior agreements.

Summary of Principal Terms of Series A Convertible Preferred Stock

     The following is a summary of the rights, preferences and privileges of the Series A Convertible Preferred Stock and is qualified in its entirety by the Certificate of Amendment filed as Exhibit B to this Consent Statement.

Voting Rights

     The holder of each share of Series A Convertible Preferred Stock has the right to one vote for each share of Common Stock into which the Series A Convertible Preferred Stock could be converted and shall have full voting rights equal to the holders of the Common Stock.

     In addition, as long as any shares of Series A Convertible Preferred Stock are outstanding, the holders of the Series A Convertible Preferred Stock voting as a separate series, with cumulative voting rights as among themselves, shall be entitled to elect one director. The holders of the Series A Convertible Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Company.

Dividends

     The Series A Convertible Preferred Stock is entitled to dividends of $.0357 per share per annum out of assets legally available, when, as and if declared by the Board. The dividends are cumulative and are payable prior to the payment of any dividend or distribution on the Common Stock and participate in any dividends payable on the Common Stock. Under applicable California law, the Company must meet certain financial conditions before it can make any distributions of dividends. As of August 16, 1999, the Company could not legally make any distributions of cash dividends on the Series A Convertible Preferred Stock. Upon the conversion of the Series A Convertible Preferred Stock, any dividends payable with respect to the Series A Convertible Preferred Stock shall be converted into that number of shares of Common Stock determined by dividing the dividends payable by the conversion price.

Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock is entitled to receive at an amount per share equal to $1.02 for each outstanding share of Series A Convertible Preferred Stock, plus any declared but unpaid dividends before any distribution to the holders of the Common Stock.

Redemption

     To the extent it may lawfully do so, the Company is entitled, in the sole discretion of the Board, to redeem all or any part of the outstanding shares of Series A Convertible Preferred Stock, upon not less than 20 and not more than 30 days prior notice, for the original issue price of $1.02 plus the amount of all declared but unpaid dividends. Any redemption for less than all of the outstanding Series A Convertible Preferred Stock shall be allocated pro rata among all the holders thereof. While any shares of the Series A Convertible Preferred Stock is outstanding, the Company cannot redeem any shares of Common Stock without the approval of a majority of the shares of Series A Convertible Preferred Stock.

Conversion

     Each share of Series A Convertible Preferred Stock is convertible at the option of the holder at any time after the date of issuance and on or prior to the fifth day before the redemption date into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the original issue price of $1.02 by the conversion price of $0.51 per share, as adjusted. Each share of Series A Convertible Preferred Stock is also automatically converted into shares of Common Stock at the conversion price then in effect, immediately upon the Company's receipt of the written consent of a majority of the shares of Series A Convertible Preferred Stock outstanding. The conversion price of the Series A Convertible Preferred Stock is subject to adjustment upon the occurrence of certain dilutive issuances, splits and combinations, distributions and recapitalizations, the material terms of which are summarized in the next paragraph.

     The conversion price of the Series A Convertible Preferred Stock is subject to adjustment when (i) the Company issues after the date the Series A Convertible Preferred Stock is first issued, any Common Stock without consideration or for a consideration per share less than the conversion price of the Series A Convertible Preferred Stock; (ii) in the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights issued without consideration, the holders of the Series A Convertible Preferred Stock are entitled to a proportionate share of any such distribution as though they were holders of the Common Stock into which the Series A Convertible Preferred Stock is convertible on the record date; (iii) if at any time or from time to time there shall be a recapitalization or reclassification of the Common Stock, an adjustment will be made so that the holders of the Series A Convertible Preferred Stock shall be entitled to receive upon conversion the number of shares of Common Stock of the Company they would have been entitled to receive on account of such recapitalization or reclassification.

     The Board of Directors determined the conversion price for the Series A Convertible Preferred Stock based on extensive negotiations with Transpac, which functioned as the lead creditor on behalf of the Singapore Creditors. At the beginning of the negotiations, the Board of Directors originally proposed to Transpac a significantly higher conversion price, while Transpac proposed a significantly lower conversion price. After extensive negotiations over a period of several months, Transpac agreed to the $0.51 conversion price, and then management of the Company and Transpac convinced all of the other Singapore Creditors to agree to the $0.51 conversion price. The Board of Directors believes a conversion price of $0.51 per share is in the best interests of the Company and the Shareholders.

Protective Provisions

     So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company will not, without first obtaining the approval of the holders of at least two-thirds of the then outstanding Series A Convertible Preferred Stock:

          (i) sell all or substantially all of the assets or merge into or consolidate with any corporation to effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of;

          (ii) alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock;

          (iii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock;

          (iv) authorize or issue any other equity security senior to or on a par with the Series A Convertible Preferred Stock;

          (v) redeem, purchase or otherwise acquire any share or shares of the capital stock of the Company, excluding the repurchase of Common Stock from employees, officers, directors, consultants or persons performing services pursuant to agreements providing for repurchase;

          (vi) amend or otherwise modify the Articles of Incorporation to change the rights, preferences or privileges of the Series A Convertible Preferred Stock;

          (vii)  declare or pay any dividends on the Common Stock;

          (viii) declare or pay any dividends on the Series A Convertible Preferred Stock except for the fixed amount dividends;

          (ix) take any other action with respect to which holders of the Series A Convertible Preferred Stock are entitled to vote, as a separate class; or

          (x) reclassify any outstanding shares into shares having rights, preferences or privileges senior to or on a parity with the Series A Convertible Preferred Stock.

Registration Rights

     All of the eight creditors who are converting their debt into equity of the Company have been granted registration rights pursuant to Registration Rights Agreements which require the Company to register the underlying Common Stock with the Securities and Exchange Commission ("SEC"). The following summary of the applicable Registration Rights Agreements is qualified in its entirety by reference to the Form of Registration Rights Agreement which is set forth at Exhibit C to this Consent Statement.

     The Company is required to use its best efforts to register the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and any Common Stock issuable as a dividend or distribution subject to certain exceptions. The Company does not have to register the shares in the following situations: (1) if the holders propose to sell securities at an aggregate price of less than $1.5 million, provided the $1.5 million does not apply if the holders represent in writing they intend to dispose of at least 2 million shares of Common Stock of the Company; (2) within 120 days after the filing or effective date of any other registration statement filed pursuant to the Registration Rights Agreement; or (3) in any jurisdiction where the Company would have to execute a general consent to service of process.

     The Company is obligated to use its best efforts to file the registration statement no later than six months from the date of Shareholder approval of the Debt Conversion Transaction, to cause it to be effective within 45 days if it is a Form S-3 Registration Statement ("S-3"), and if it is not an S-3, to be effective within 90 days of the filing of another registration statement form. The Company must keep the registration statement effective for one year after it is declared effective by the SEC. The Company must pay all expenses of registration except for underwriting discounts and commissions.

Principal Terms of Transpac Warrant

     In connection with the Restructuring Agreement dated April 24, 1998 with Transpac and the related investors, Transpac and the related investors received a warrant to purchase 500,000 shares of Common Stock of the Company ("Warrant") at an exercise price of $1.00 per share. The Warrant is exercisable on or after April 24, 1998 and until April 24, 2003. The number of shares purchasable under the Warrant is subject to adjustment upon certain events including stock splits, subdivisions or contributions of shares. Beginning April 24, 1999, holders of at least 50% of the shares of Common Stock issued or issuable pursuant to the Warrant ("Warrant Shares") can demand the Company file a registration statement to register the Warrant Shares at the Company's expense. The Company, however, does not have to register the Warrant Shares if the holders sell the Warrant Shares for an aggregate price of less than $1.0 million; unless the holders sell at least 250,000 Warrant Shares. Upon completion of the Debt Conversion Transaction, the Warrant is amended pursuant to the Conversion and Settlement Agreement with Transpac and the related investors to reduce the exercise price to $.50.

     The Board of Directors agreed to renegotiate the exercise price of the Warrant because it was advised by Transpac that its acceptance of the Debt Conversion Transaction, execution of the Conversion and Settlement Agreement and its recommendation that the other Singapore Creditors accept the Debt Conversion Transaction on the proposed terms was predicated on the condition that the exercise price of the Warrant be reduced by 50% to $0.50. The Board of Directors attempted to negotiate a higher exercise price but was advised by Transpac that the exercise price of $0.50 for the warrant was not negotiable. Transpac also maintained that since the original warrant was granted to Transpac when the Company's stock price was $0.75, whereas at the start of the negotiations with Transpac for the Debt Conversion Transaction the market price of the Company's Common Stock almost dropped in half, that such a reduction was necessary. The Board of Directors believes that since Transpac was the largest creditor and in a position to influence the other Singapore Creditors that the reduction was justified to ensure Transpac would agree to the Debt Conversion Transaction.

     In addition to the 4,031,826 shares of Series A Convertible Preferred Stock which Transpac and the related investors will receive assuming the Debt Conversion Transaction is approved by the Shareholders, if Transpac elects to exercise the entire Warrant it could acquire an additional 500,000 shares of Common Stock of the Company. The Transpac Warrant and the amendment thereto are filed as Exhibit D to the Consent Statement and the foregoing description of its terms and conditions is qualified in its entirety by the Transpac Warrant at Exhibit D.

Opinion of Financial Advisor

     At the meeting of the Microelectronic Packaging, Inc. ("MPI" or the "Company") Board on April 28, 1999, L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend") delivered its oral opinion, and later confirmed such opinion in writing that, as of April 28, 1999, the terms of the conversion of $27,556,801 of debt related to the Company's discontinued operations in Singapore as of March 31, 1999 (the "Debt") into shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") pursuant to the Debt Conversion and Mutual Settlement and Release Agreements (the "Agreements") between the Company and Transpac Capital Pte. Ltd., Texas Instruments Incorporated, Motorola, Inc., The Development Bank of Singapore Limited, FI Financial LLC, ORIX Leasing Singapore Limited, NS Electronics Bangkok (1993) Ltd. and Samsung Corning Co. Ltd. (the "Creditors") (collectively the "Transaction"), were fair, from a financial point of view, to the Company's shareholders. L.H. Friend did not materially participate in negotiations for the terms of the Transaction. No limitations were placed by the senior management of the Company with respect to the investigations made or the procedures followed by L.H. Friend in preparing or rendering its opinion.

     THE FULL TEXT OF THE OPINION OF L.H. FRIEND, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT H TO THIS CONSENT STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. MPI SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF L.H. FRIEND SET FORTH IN THIS CONSENT STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. L.H. FRIEND'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE TRANSACTION FROM A FINANCIAL POINT OF VIEW TO THE SHAREHOLDERS OF THE COMPANY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW TO VOTE IN CONNECTION WITH THE CONSENT SOLICITATION.

     In rendering its opinion, among other things, L.H. Friend: (i) reviewed the Agreements between the Company and the Creditors; (ii) reviewed the draft Certificate of Amendment of Amended and Restated Articles of Incorporation dated April 29, 1999; (iii) reviewed the draft Registration Rights Agreements dated April 29, 1999 between the Company and the Creditors; (iv) reviewed the draft Transpac Warrant and Amendment No. 1 dated April 29, 1999; (v) reviewed the Agreement of Assignment of Interest under Letter Agreement with STMicroelectronics, Inc. between the employees and management of the Company and FI Financial LLC, dated April 21, 1999; (vi) reviewed the draft IBM Proceeds Agreement dated April 29, 1999; (vii) reviewed the Letter Agreement dated April 14, 1999 between FI Financial LLC and STMicroelectronics, Inc.; (viii) reviewed the Company's Annual Report to Stockholders on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, and the Form 10-Q for the quarter ended March 31, 1999; (ix) examined certain operating and financial information and financial projections provided to L.H. Friend by the Company's management; (x) reviewed the historical market prices and trading volume of the Company's Common Stock; (xi) analyzed publicly available financial and market data regarding certain companies in the electronic component manufacturing industry and compared them to the Company's financial and market data; (xii) conducted limited interviews with certain members of the Company's management team; and
(xiii) performed such other studies, analyses, inquires and investigations as L.H. Friend deemed appropriate. In addition, after the rendering of its opinion, L.H. Friend reviewed the Company's Form 10-Q/A for the period ended June 30, 1999. L.H. Friend informed the Company's management orally that nothing came to their attention in connection with this review that would cause L.H. Friend to change its opinion.

     In rendering its opinion, L.H. Friend relied upon the accuracy and completeness of all financial and other information that was supplied to L.H. Friend and assumed that there has been no material change in the assets, financial condition and business prospects of the Company since the date of the most recent financial statements made available to L.H. Friend. With respect to financial projections for the Company, L.H. Friend assumed that such projections were reasonably prepared and reflect the best currently available estimates of the future financial results and conditions of the Company.

     The following is a summary of all of the material analyses performed by L.H. Friend. This summary was presented by L.H. Friend to the MPI Board on April 28, 1999 in connection with the rendering of the opinion:

     (i) Liquidation Analysis. L.H. Friend performed a Liquidation Analysis for the Company. The Liquidation Analysis is based on the latest available book value information provided by the Company's management with regards to assets and liabilities of its Singapore subsidiaries ("Singapore Entities"), CTM Electronics, Inc. ("CTM") and Corporate, San Diego ("MPI") (together, the "Subsidiaries"). In the Liquidation Analysis, L.H. Friend reviewed each major asset or liability category and assumed that, during a liquidation event, the Company would receive full book value on all trade accounts receivable and deposits, $500,000 on fixed assets and very minimal value for inventory and other miscellaneous assets. L.H. Friend further assumed that the Company would be liable for the full amount of its outstanding liabilities such as accounts payable, accruals and debt of discontinued operations. L.H. Friend also assumed the cost of liquidation to be $500,000. L.H. Friend calculated the Net Liquidation Proceeds (Shortfall) for the Subsidiaries and for the combined Company by subtracting the liquidation value of all outstanding liabilities from the liquidation value of all assets. The Net Liquidation Proceeds (Shortfall) for the Subsidiaries and for the combined Company are as follows: Singapore Entities - ($29,183,000), CTM - $1,015,000, MPI - ($4,488,000) and total combined Company - ($33,156,000).

     (ii) Stock Trading History. L.H. Friend examined the history of the trading prices and volume of the Company's Common Stock for the period from January 1, 1998 to April 28, 1999. The analysis indicated that during the period from January 1, 1998 to April 28, 1999, the Company's Common Stock never closed above $0.88 per share, which is significantly below the price per share of Common Stock implied in the Transaction.

     (iii) Comparison with Selected Companies. L.H. Friend reviewed and compared selected historical stock market data and financial statistics for the Company to the corresponding data and statistics of four publicly traded companies in the electronic component manufacturing industry; including Flextronics International Ltd. ("Flextronics"), Aeroflex Incorporated ("Aeroflex"), HEI Inc. ("HEI") and Irvine Sensors Corporation ("ISC") (together, the "L.H. Friend Comparable Companies"). The L.H. Friend Comparable Companies were chosen based upon a variety of factors, including the similarity of their business and customer bases and their relative capital structures. L.H. Friend also compared the Pro Forma data and statistics of the Company, giving effect to the 18,725,554 shares of the Company's Common Stock issuable under the Preferred Stock, to the corresponding data and statistics of the L.H. Friend Comparable Companies (the "Pro Forma Basis"). L.H. Friend examined certain publicly available financial data and statistics of the L.H. Friend Comparable Companies and the Company, including revenues, earnings before interest and taxes plus depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income, earnings per share and the multiples of Total Enterprise Value (defined as the market value of the common equity, plus total debt, less cash and equivalents) to revenues, EBITDA and EBIT. In addition, L.H. Friend examined the Equity Value to Net Income multiples ("P/E Multiple"). All of the multiple comparisons were performed for the latest 12 months of reported results. The P/E Multiples were analyzed for the latest 12 months of reported results as well as for publicly available brokerage analysts' estimates of earnings per share for fiscal year 2000 for each company.

     The indicated mean and median Total Enterprise Value multiple ranges for the L.H. Friend Comparable Companies were 2.1 times and 1.5 times revenues, 13.6 times and 13.6 times EBITDA, and 20.8 and 20.8 times EBIT. The P/E Multiple mean and median values for the L.H. Friend Comparable Companies were 32.4 times and
32.4 times latest 12 months earnings per share and 19.5 and 15.2 times the fiscal year 2000 earnings per share. L.H. Friend then compared these multiples to Company's current multiples based upon actual Equity Value as of the date of the opinion as well as multiples derived on the Pro Forma Basis. Total Enterprise Value multiple ranges based on the Company's current stock price and the Pro Forma Basis were 1.5 times and 2.2 times revenues, 26.7 times and 38.9 times EBITDA and 50.8 and 74.0 times EBIT, respectively. The P/E Multiples base on current stock price and the Pro Forma Basis were 4.0 times and 60.0 times earnings per share for Fiscal Year 1998.

     With respect to the comparison with selected public companies, L.H. Friend noted that the Company was trading at multiples of profitability, including EBITDA, EBIT and earning per share, which were consistent with those of the L.H. Friend Comparable Companies as of the date of this opinion. In addition, L.H. Friend further noted that on the Pro Forma Basis, the same profitability multiples at the share price implied by the Transaction were significantly higher than those of the L.H. Friend Comparable Companies.

     (iv) Discounted Cash Flow Analysis. L.H. Friend performed a Discounted Cash Flow Analysis of the Company based on the projections provided by the management. L.H. Friend calculated the present values of the estimated free cash flows of the Company through the Fiscal Year ending December 31, 2003 and the estimated terminal value of the Company at the end of such date. In calculating the estimated terminal value, L.H. Friend utilized the mean and median EBITDA multiples of 4.0 times, 5.0 times, 6.0 times and 7.0 times EBITDA which were deemed reasonable by L.H. Friend for the purpose of this opinion. In calculating the present values of the estimated free cash flows and estimated terminal value, L.H. Friend assumed reasonable discount rates of 15.0%, 17.5%, 20.0% and 22.5%. The results from the Discounted Cash Flow Analysis implied a present Equity Value of between $11.0 million and $21.6 million, or $0.37 and $0.73 per share.

     The summary of the L.H. Friend presentation set forth above does not purport to be a complete description of the presentations made by L.H. Friend to Company management or its Board of Directors. L.H. Friend notes its belief that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create a misleading view of the process underlying its opinion. In its analyses, L.H. Friend made certain assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained therein are not necessarily indicative of actual values, which may vary significantly. Estimates of the relative financial values of the Company do not purport to be appraisals or necessarily reflect the prices at which the Company may actually be sold.

     L.H. Friend was selected by the Company's Board of Directors based on its qualifications, experience, expertise and reputation. As part of its investment banking business, L.H. Friend is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other transactions.

     Pursuant to a letter agreement dated December 8, 1998, the Company has paid L.H. Friend a fee of $50,000 for rendering this opinion, and has agreed to reimburse L.H. Friend for its reasonable expenses incurred in connection with its engagement by the Company. The Company has also agreed to indemnify L.H. Friend and its directors, officers, agents, employees, affiliates and controlling persons against any losses, claims or liabilities to which L.H. Friend becomes subject to in connection with its rendering of services, except those that arise from L.H. Friend's gross negligence or willful misconduct.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the Debt Conversion Transaction. The Board of Directors recommends the Shareholders vote FOR the approval of the Debt Conversion Transaction. See also "Certain Relationships and Related Transactions" for a discussion of any conflicts of interest that may have existed with respect to certain members of the Board of Directors during the time the board negotiated and approved the Debt Conversion Transaction.

     If the Company is unable to obtain Shareholder approval of the Debt Conversion Transaction at Proposal 1, it would result in a breach of one of the principal conditions to the Singapore Creditors' obligations to complete the Debt Conversion Transaction. The Conversion and Settlement Agreement contains a number of conditions which must happen before the Singapore Creditors must close and convert their debts, including that "...The material terms and conditions of the Transpac Conversion and other creditor conversions shall have been approved by MPI Shareholders, which approval shall be sought and obtained by MPI in accordance with all applicable laws." The failure of the Shareholders to approve the Debt Conversion Transaction would constitute a failure of a condition precedent to the performance of the Singapore Creditors, who would not be obligated to proceed under the current Conversion and Settlement Agreement. In that case, it is very likely the Company would seek protection under applicable bankruptcy laws.

                                   PROPOSAL 2

APPROVAL OF THE ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK ISSUED IN CONNECTION WITH THE DEBT CONVERSION TO 11 EMPLOYEES INCLUDING OFFICERS, DIRECTORS OF THE COMPANY AND THIRD PARTIES IN EXCHANGE FOR THEIR PAYMENT OF A CREDITOR CLAIM.

Description of and Reasons for Proposal 2

     As of June 30, 1999, the Company owed STM the principal amount of $4,000,000 and approximately $893,595 of accrued interest pursuant to a term note incurred in 1995 by MPS and guaranteed by the Company. In September 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement which required the Company to pay $1,137,044 to STM by May 1, 1999 in full satisfaction of all obligations owed. The Company was unable to raise the funding necessary to pay off the required amount by May 1, 1999 and attempted to renegotiate the debt and have STM convert the $4,000,000 principal amount plus accrued interest into the Series A Convertible Preferred Stock along with the other Singapore Creditors. STM would not agree to a debt conversion and required that a negotiated cash payment be made to eliminate their debt.

     The Company located an investor, FI Financial, which agreed to purchase STM's creditor position for $500,000, and on August 31, 1999 pursuant to the STM/FI Financial Assignment Agreement, it purchased STM's creditor position for $500,000. FI Financial also agreed to allow employees of the Company including a director, officers and third parties to contribute toward the purchase of the STM creditor claim and to receive a pro-rata share of the Series A Convertible Preferred Stock that would otherwise be issued to STM in the Debt Conversion Transaction. FI Financial may also assign some or all of its remaining interest in the STM creditor position to additional third parties.

FI Financial Assignment Agreement with STMicroelectronics, Inc.

     The Company negotiated with several parties during late 1998 and early 1999, and on April 14, 1999 STM signed the STM/FI Financial Agreement with FI Financial, which is principally owned by James Waring, a director of the Company, to assign its creditor position to FI Financial for $500,000. Mr. Waring is also a member of the law firm of Ross, Dixon & Bell, outside lawyers for the Company. Three members of Ross, Dixon & Bell have also agreed to contribute payments to FI Financial in exchange for their pro-rata share of the Series A Convertible Preferred Stock. Under the STM/FI Financial Agreement and the agreed extension date, FI Financial was required to pay out of an escrow account $500,000 to STM by August 31, 1999 in exchange for a complete assignment of all of STM's rights, title, claims and interests under the agreements which gave rise to the original $4.0 million principal debt, plus accrued interest. On August 31, 1999 pursuant to the STM FI Financial Assignment Agreement, FI Financial purchased all of STM's rights, title, claims and interests in and to STM's creditor portion with the Company for $500,000. The STM/FI Financial Assignment Agreement is filed as Exhibit E to the Consent Statement, and the description of its terms and conditions is qualified in its entirety by Exhibit E.

     STM and FI Financial also agreed pursuant to another letter agreement with the Company to the assignment of certain percentages of FI Financial's interest in STM's debt to employees, officers and a director of the Company, and to certain third parties.

Principal Conditions to FI Financial's Obligations

     FI Financial's obligations to pay STM the $500,000 by August 31, 1999 under the agreement with STM was subject to the following principal conditions:

          (i) The Company obtain Board of Director approval for the FI Financial transactions and the other Singapore Creditor debt conversions, and the issuance to FI Financial and its assigns of 1,322,647 shares of the Company's Series A Convertible Preferred Stock.

          (ii) STM execute the Assignment Agreement with FI Financial and deliver a signed copy to the escrow agent.

          (iii) STM deliver to the escrow agent the signed Warrant, a settlement agreement and the original debt agreements.

     All of the above conditions were complied with and since the Company and FI Financial were convinced STM would not agree to a further extension beyond August 31, 1999 to obtain Shareholder approval of the Debt Conversion Transaction, and to ensure the Debt Conversion Transaction would go forward, FI Financial paid STM the $500,000 on August 31, 1999 and assumed STM's creditor position with the Company.

Assignment of Portion of FI Financial's Interest in STMicroelectronics, Inc.'s Debt to Employees, Officers and a Director of the Company and Third Parties

     FI Financial agreed, pursuant to an Assignment of Interest Agreement in April and May, 1999 to assign a percentage interest in its interest in STM's debt to employees, officers and a director of the Company and other third parties. The assignees can obtain a pro-rata interest in the Series A Convertible Preferred Stock to be issued depending on their cash contributions.

     Pursuant to the assignment, the assignees agree to authorize FI Financial to act as their agent in connection with the escrow account. The Assignment of Interest Agreement is filed as Exhibit G to the Consent Statement, and the description of its terms and conditions is qualified in its entirety by Exhibit G.

     To assist in enabling the Company to go forward with the Debt Conversion Transaction and demonstrate their commitment to the Company's future, the following employees, officers and a director and members of the Company's outside business law firm have agreed to contribute the amounts and to receive the number of shares of Series A Convertible Preferred Stock set forth below opposite their names:


     Name                 Amount        Relationship                       Number of Shares
     ----                 ------        ------------                       ----------------
 1.  Andrew Wrobel        $   15,000    Chairman, President and                 39,679
                                        Chief Executive Officer
 2.  Denis Trafecanty     $   35,000    Senior Vice President and               92,585
                                        Chief Financial Officer
 3.  Pete Hudson          $   15,000    Vice President, Technology              39,679
 4.  Dudley Westlake      $    5,000    Vice President, Sales and Marketing     13,226
 5.  Tim Sullivan         $    5,000    Vice President and Controller           13,226
 6.  Dale Feine           $    5,000    Director, New Business Development      13,226
 7.  Craig Iwami          $   20,000    Director, Operations                    52,906
 8.  Don Hayashigawa      $    5,000    Manager, Design and Test                13,226
 9.  Ha Tran              $   40,000    Production Manager                     105,812
10.  Billy Nguyen         $   15,000    Test Supervisor                         39,679
11.  Mimie Doetkott       $    5,000    Production Manager                      13,226
12.  Van Haynie           $   25,000    Member, Ross, Dixon & Bell              66,132
13.  Ross, Dixon & Bell
     401(k) Plan, FBO
     Van Tengberg         $   25,000    Member, Ross, Dixon & Bell              66,132
14.  Ross, Dixon & Bell
     401(k) Plan, FBO
     Fletcher Paddison    $   25,000    Member, Ross, Dixon & Bell              66,132
                          ==========                                            =======
     Total:               $  240,000                                            634,871 Shares


     The shares of Series A Convertible Preferred Stock issued to the parties listed above also have the registration rights granted in the Registration Rights Agreement, Exhibit C, which is discussed in Proposal 1 under the heading "Registration Rights."

Conditions to Purchase of Series A Convertible Preferred Stock by Employees, Officers, Directors of the Company and Third Parties

     Before the employees, officers, directors and the third parties will purchase any Series A Convertible Preferred Stock from FI Financial in connection with this Proposal 2, the Shareholders must approve the Debt Conversion Transaction at Proposal 1. In the event the Debt Conversion Transaction at Proposal 1 is not approved by the Shareholders pursuant to this Consent Statement, the Company will very likely seek protection under applicable bankruptcy laws.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the purchase of the Series A Convertible Preferred Stock from FI Financial by the employees, officers, a director of the Company and third parties.

     The Company is requesting Shareholder approval of the issuance of the Series A Convertible Preferred Stock to 11 of its employees, officers, directors and third parties in exchange for their payment of a creditor claim because these employees, officers, directors and third parties have indicated they may not proceed with the purchase of their portion of the creditor claim of STM without Shareholder approval.

The Company also requires Shareholder approval of Proposal 2 since it involves the issuance of the Series A Convertible Preferred Stock to its own officers, directors and employees to ensure disclosure to the Shareholders of all material facts regarding the transaction, and because the Company does not want to proceed with the transaction without Shareholder approval.

     The Board of Directors recommends the Shareholders vote FOR the approval of Proposal 2. The Board believes that the employees', officers' and two directors' contribution of their own money toward the purchase of the STM creditor claim to receive Series A Convertible Preferred Stock demonstrates a strong commitment to the Company and is in the best interests of the Company. The Board also believes that the purchase of such Series A Convertible Preferred Stock will encourage such individuals to remain as employees of the Company.

                                   PROPOSAL 3

APPROVAL OF VARIOUS AMENDMENTS TO THE COMPANY'S 1993 STOCK OPTION/STOCK ISSUANCE PLAN AS DESCRIBED HEREIN.

Description of and Reasons for Proposal 3

     On May 17, 1999, the Board of Directors approved, subject to Shareholder approval, amendments to the Company's 1993 Stock Option/Stock Issuance Plan ("1993 Plan") to effect the following changes: (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the 1993 Plan from 4,690,632 to 7,000,000 shares; (ii) increase the maximum number of options, stock appreciation rights and direct stock issuances to any one person per calendar year to 2,000,000 shares of Common Stock from 500,000 shares of Common Stock; and (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock for which option grants are to be made to each new non-employee Board member from 15,000 to 40,000 shares and to increase the number of shares for which option grants are to be made annually to each continuing non-employee Board member from 10,000 to 30,000 shares.

     The 1993 Plan was adopted by the Board of Directors on December 9, 1993 and subsequently approved by the Company's Shareholders. The 1993 Plan is the successor to the Company's 1988 Stock Option Plan (the "Predecessor Plan"). As of June 30, 1999, options covering an aggregate of 2,163,853 shares of Common Stock were outstanding under the 1993 Plan, no shares of Common Stock had been issued under such plan, and 4,836,147 shares of Common Stock remained available for future option grants and stock issuances, assuming Shareholder approval of the increase to 7,000,000 shares of Common Stock underlying the 1993 Plan which forms part of this Proposal.

     Shareholder approval of Proposal 3 is necessary because the 1993 Plan does not contain enough shares to issue the 3,721,827 shares of Common Stock under the 1993 Plan intended to be issued as set forth in Proposal 4 herein. The Company plans on granting options to purchase an additional 3,721,827 shares of Common Stock to 33 employees, officers and directors to encourage them to remain in the employ of the Company if the Debt Conversion Transaction is approved because of concerns that the substantial dilution in their share ownership which will result from the Debt Conversion Transaction could cause them to leave the Company unless the options are granted. The increased ceiling for individual grants is necessary because the current limitation of 500,000 shares per year is not sufficient to enable the proposed issuance of
1.72 times the number of shares under existing options to current officers and directors of the Company as planned in Proposal 4. The Board also believes it will be better able to attract new directors and retain the current non-employee directors if the initial grant of shares is increased from 15,000 to 40,000 shares upon becoming a director and to increase the number of shares for which option grants are to automatically be made annually to directors from 10,000 to 30,000 shares.

     The following is a summary of the material features of the 1993 Plan, including the amendments which will become effective upon Shareholder approval of this Proposal 3. Any Shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer of the Company at the Company's principal executive offices in San Diego, California.

Plan Structure

     The 1993 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program, (ii) at an Automatic Option Grant Program and (iii) a Stock Issuance Program. The principal features of these programs are described below.

Administration

     As of June 30, 1999, the 1993 Plan is administered by the Board. The Board, as Plan Administrator, has complete discretion (subject to the provisions of the 1993 Plan) to authorize option grants and direct stock issuances under the 1993 Plan. In addition, the Board may appoint a committee, comprising two or more Board members, to act as Plan Administrator of the 1993 Plan with respect to individuals other than officers and directors of the Company who are subject to the short-swing profit trading restrictions of Section 16 of the Securities Exchange Act of 1934. All grants under the Automatic Option Grant Program are made in strict compliance with the provisions of that program and no administrative discretion is exercised by the Plan Administrator with respect to the grants made thereunder.

Share Reserve

     A total of 7,000,000 shares of Common Stock (including the 2,309,368 shares subject to approval under this Proposal) has been reserved for issuance over the ten-year period of the 1993 Plan. Also proposed to be amended is the current provision which provides that, in no event may any one participant in the 1993 Plan be granted stock options and direct stock issuances for more than 500,000 shares in the aggregate per calendar year. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the 1993 Plan and to each outstanding option.

Eligibility

     Salaried employees (including officers), non-employee Board members and consultants and independent advisors of the Company and its parent and subsidiaries are eligible to participate in the

Discretionary Grant and Stock Issuance Programs of the 1993 Plan. Only non-employee members of the Board are eligible to participate in the Automatic Option Grant Program.

     As of June 30, 1999, three executive officers, four non-employee Board members and all of the approximately 29 eligible salaried employees have been selected from eligible parties to participate in the 1993 Plan.

Valuation

     The fair market value per share on any relevant date under the 1993 Plan will be the average of the highest bid and lowest ask trading price per share on that date on the Nasdaq Electronic Bulletin Board, provided the Company timely files all reports required under the Securities Exchange Act of 1934, as amended. On June 30, 1999, the average of the highest bid and lowest ask trading prices per share was $0.395.

Discretionary Option Grant Program

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than 85% of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten (10) years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which such optionee's outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) which have exercise prices in excess of the then-current market price of the Common Stock and to issue replacement options with an exercise price based on the market price of the Common Stock at the time of the new grant. The Plan Administrator does not intend to effect such a cancellation and regrant of outstanding options immediately following this Consent Solicitation.

Automatic Option Grant Program

     Under the amended provisions of the Automatic Option Grant Program, each individual who is serving as a non-employee Board member and each individual who was appointed by the Board each year as a new non-employee Board member on such date, is granted on such date a non-statutory option to purchase 40,000 shares of Common Stock. Each individual who first becomes a non-employee Board member, whether through election by the Shareholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a non-statutory option to purchase 40,000 shares of Common Stock.

     On the date of each Annual Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted a non-statutory option to purchase 30,000 shares of Common Stock. There will be no limit to the number of such 30,000-share option grants any one non-employee Board member may receive over his or her period of Board service.

     Each option will have at an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten (10) years measured from the option grant date.

     Each option will become vested for the option shares in four (4) equal annual installments over the optionee's period of Board service, with the first such installment to become vested upon the completion of one year of Board service measured from the option grant date. The vesting of each automatic option grant will immediately accelerate upon the optionee's death or permanent disability or upon certain changes in the ownership or control of the Company.

     Upon cessation of Board service, the non-employee Board member will have a limited time to exercise his or her automatic options, but in no event may the option be exercised after the expiration date of the option term. Any shares not exercisable at the time of such cessation of Board service will terminate and cease to be outstanding.

Stock Issuance Program

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of the fair market value per share of Common Stock, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares.

Acceleration

     In the event the Company is acquired by a merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed or replaced in connection with such acquisition may, in the Plan Administrator's discretion, be subject to immediate acceleration, and any unvested shares which do not vest at the time of such acquisition may be subject to full and immediate vesting, in the event the individual's service is subsequently terminated within a specified period following the acquisition.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as at an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Financial Assistance

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of shares under the 1993 Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

Special Tax Election

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously-acquired shares of Common Stock in payment of such tax liability.

Amendment and Termination

     The Board may amend or modify the 1993 Plan in any or all respects whatsoever subject to any required Shareholder approval. The Board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate on December 8, 2003.

Federal Income Tax Consequences

Option Grants

     Options granted under the 1993 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of option differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of shares purchased under incentive options.

     Non-Statutory Options. No taxable income is recognized by at an optionee upon the grant of a non-statutory option without a readily ascertainable fair market value. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, at an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of the exercise of the option at an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such share. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Direct Stock Issuances

     The tax principles applicable to direct stock issuances under the 1993 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Accounting and Income Tax Treatment

     Deductibility of Executive Compensation. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with an exercise price equal to the fair market value of the option shares at the time of grant will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances made under the 1993 Plan with exercise or issue prices equal to 100% of the fair market value of the Common Stock will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings where the value of those options are treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share.

Conditions to Approval of Amendments to 1993 Stock Plan

     Before the amendments to the 1993 Stock Plan are effective, the Shareholders must approve the Debt Conversion Transaction at Proposal 1 and the purchase of the Series A Convertible Preferred Stock from FI Financial by the Company's employees and management at Proposal 2. In the event Proposals 1 and 2 are not approved by the Shareholders, Proposal 3 will be withdrawn.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the amendments to the 1993 Plan. If such Shareholder approval is not obtained, then only the original 2,526,779 shares of Common Stock will be available for issuance under the 1993 Plan. In addition, if such Shareholder approval is not obtained, then the current limitation of grants of options and direct share issuances in any one year to one person of 500,000 shares will remain as well as the lesser number of shares to non-employee directors upon appointment and each year thereafter. In that event, the current management and employees will be unable to be granted options in excess of the currently-authorized number.

     The Board of Directors recommends the Shareholders vote FOR the approval of the amendments to the 1993 Plan. The Board believes that it is in the best interests of the Company to continue to have a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees and non-employee Board members to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the Shareholders.

                                   PROPOSAL 4

APPROVAL OF GRANT OF OPTIONS TO PURCHASE 3,721,827 SHARES OF COMMON STOCK TO COMPANY EMPLOYEES, OFFICERS AND DIRECTORS PURSUANT TO AMENDED 1993 STOCK OPTION/STOCK ISSUANCE PLAN.

Description of and Reasons for Proposal 4

     On May 17, 1999, the Board of Directors approved, subject to Shareholder approval, the grant of options to purchase a total of 3,721,827 shares of Common Stock to approximately 33 employees, officers and directors under the 1993 Stock Plan as it is proposed to be amended in Proposal 3 herein. Among other conditions, the grant of the options to these employees, officers and a director is subject to Shareholder approval of the amendments to the 1993 Stock Plan as discussed in Proposal 3 above.

     The reason for the grant of the additional options to the employees, officers and directors is to encourage them to remain in the employ of the Company if the Debt Conversion Transaction is approved because of the substantial dilution in their share ownership which will result from the Debt Conversion Transaction. As of June 30, 1999 and before the Debt Conversion Transaction, the Company had 10,856,890 shares of Common Stock outstanding. If the Debt Conversion Transaction is approved, and assuming conversion of the Series A Convertible Preferred Stock to Common Stock, there will be approximately 29,582,444 shares of Common Stock outstanding, or approximately
2.72 times the number of previously-outstanding shares.

     Accordingly, the employees, officers and directors of the Company who have continued to work with the Company, notwithstanding that it has faced bankruptcy, will be subject to substantial dilution of their stock ownership. Management believes that valuable employees may leave the Company if their options are not adjusted as set forth in this Proposal 4. To enable the employees, officers and directors to maintain their percentage interest in the Company after the Debt Conversion Transaction, each of the 33 employees, officers and directors who has been issued options will be issued an option to acquire Common Stock of the Company in an amount equal to 1.72 times the number of their currently-outstanding shares subject to options. The options will be granted to the employees, officers and directors in accordance with the terms and conditions of the amended 1993 Plan. Based on the 2,163,853 shares of Common Stock which underlie options granted to employees, options to purchase an additional 3,721,827 shares of Common Stock will be issued to the employees if Proposal 4 is approved.

Conditions to Issuance of Additional Options to Employees, Officers and
Directors

     Before the grant of the options to purchase 3,721,827 shares of Common Stock to the 33 employees, officers and directors is effective, the Shareholders must approve the Debt Conversion Transaction at Proposal 1 and it must be completed, and the Shareholders must also approve Proposal 2 and the amendments to the 1993 Stock Plan as discussed in Proposal 3. In the event the Debt Conversion Transaction at Proposals 1 and 2 is not approved by the Shareholders pursuant to this Consent Statement, the grant of additional options to purchase 3,721,827 shares of Common Stock to the employees, officers and directors as set forth in this Proposal 4 will be withdrawn.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the grant of options to purchase an additional 3,721,827 shares of Common Stock under the 1993 Plan to the 33 employees, officers and directors of the Company. If such Shareholder approval is not obtained, then only the original 2,526,779 shares of Common Stock available for issuance under the 1993 Plan before the proposed increase described in Proposal 3 will be available to be granted to the employees, officers and directors. In that event, the current management and employees will be substantially diluted by the shares of Common Stock which could be converted in connection with the Debt Conversion Transaction, which management believes is very likely to result in the loss of valuable employees.

     The Board of Directors recommends the Shareholders vote FOR the approval of the amendments to the 1993 Plan. The Board believes that it is in the best interests of the Company to continue to have a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees and non-employee Board members to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the Shareholders.

                                   PROPOSAL 5

APPROVAL OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK TO THE CREDITORS, EMPLOYEES AND DIRECTORS OF THE COMPANY AND THIRD PARTIES IN CONNECTION WITH THE DEBT CONVERSION.

Description of and Reasons for Proposal 5

     The Articles of Incorporation currently authorize the Company to issue up to 50,000,000 shares of Common Stock and up to 10,000,000 shares of Preferred Stock. The Debt Conversion Transaction requires the authorization of the Series A Convertible Preferred Stock to be issued to the creditors in accordance with the Conversion and Settlement Agreement. This amendment to the Articles of Incorporation creates the Series A Convertible Preferred Stock to be issued to the creditors with the rights, preferences and privileges required by the creditors. The Proposal would cause 9,362,777 authorized shares of Preferred Stock to be designated as Series A Convertible Preferred Stock.

     The holders of shares of the Series A Convertible Preferred Stock would be entitled to voting rights, preferential dividends, preferences on liquidation and conversion rights as described in Proposal 1 under the heading "Summary of Principal Terms of Series A Convertible Preferred Stock" and as fully set forth in Exhibit B. In addition the Series A Convertible Preferred Stock is subject to redemption as provided in Exhibit B. The Company is limited by the proposed amendment of the Articles of Incorporation in its authority to sell substantially all of the assets of the Company, enter into any merger or consolidation, alter the rights of Series A Convertible Preferred Stock holders, issue additional stock with priority over or equal preference to the Series A Convertible Preferred Stock holders, or undertake certain other transaction, all as specifically described in Exhibit B.

Background

     The Company currently has 60,000,000 authorized shares of stock, consisting of 50,000,000 shares of Common Stock, no par value and 10,000,000 shares of undesignated preferred stock. The proposed amendment of the Articles of Incorporation ("Proposal") would create a new class of 9,362,777 shares of preferred stock, no par value designated "Series A Convertible Preferred Stock." Assuming Proposal 5 is approved by the Shareholders, the 10,000,000 shares of undesignated preferred stock which is currently authorized will be eliminated. Series A Convertible Preferred Stock will be senior as to dividends and upon liquidation, dissolution or winding up to the Common Stock.

     The holders of Series A Convertible Preferred Stock will have voting rights equal to one vote for each share of Common Stock into which such Series A Convertible Preferred Stock could then be converted. Each share of Series A Convertible Preferred Stock is initially convertible into two (2) shares of Common Stock. However, the conversion ratio is subject to adjustment under specified circumstances.

The Proposal

     The Company's Certificate of Incorporation shall be amended as set forth in Exhibit B, which has the effect of amending in full and restating Article III of the Amended and Restated Articles of Incorporation of the Company.

     The full text of Article III as proposed to be amended is attached as Exhibit B to this Consent Statement.

     A Certificate of Amendment reflecting the foregoing amendments shall be filed with the Secretary of State of the State of California after the adoption of the Proposal by the Shareholders.

Conditions to Approval of Amended and Restated Articles of Incorporation

     Before the Certificate of Amendment of the Amended and Restated Articles of Incorporation is effective, the Shareholders must approve Proposal 1, the Debt Conversion Transaction, and Proposal 2, the purchase of the Series A Convertible Preferred Stock from FI Financial by the employees, officers and a director of the Company. In the event Proposals 1 and 2 are not approved by the Shareholders, Proposal 5 will be withdrawn and the Company will likely seek protection under applicable bankruptcy laws.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation authorizing the issuance of the Series A

Convertible Preferred Stock. If Shareholder approval is not obtained, the Company will be unable to complete the Debt Conversion Transaction and will likely be forced to declare bankruptcy since the Company believes it is highly unlikely the Singapore Creditors will proceed without Shareholder approval.

     The Board of Directors recommends the Shareholders vote FOR the approval of the Certificate of Amendment of the Amended and Restated Articles of Incorporation. The Board believes that the issuance of the Series A Convertible Preferred Stock to the Singapore Creditors in exchange for such debts is in the best interests of the Company and the only viable way to avoid bankruptcy.

                                   PROPOSAL 6

AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO "MELTRONIX, INC."

Description of and Reasons for Proposal 6

     The Company believes that the current name does not accurately reflect the image of its current business and that the name change to Meltronix, Inc. will be in the best interests of the Company and will more accurately reflect its current business and operations. The name change will be accomplished by amending the Amended and Restated Articles of Incorporation of the Company at
Article I to reflect the new name of Meltronix, Inc. This amendment to the Amended and Restated Articles of Incorporation is in addition to the amendment set forth at Proposal 5 to authorize the Series A Convertible Preferred Stock in connection with the Debt Conversion Transaction. The approval of this Proposal 6 is not dependent upon the approval of any of the other five proposals contained in this Consent Statement.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the amendment to the Amended and Restated Articles of Incorporation to authorize the name change to Meltronix, Inc. If Shareholder approval is not obtained, the Company will not change its name.

     The Board of Directors recommends the Shareholders vote FOR the approval of the amendment to the Amended and Restated Articles of Incorporation to change the name. The Board believes the change of name will be in the best interests of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1996, the Company entered into an agreement for consulting services with G&L Investments ("G&L") which established a consulting relationship with, among others, Lewis Solomon (former Chairman of the Board of Directors) and Gary Stein (a former Director). In exchange for consulting services, G&L, through an affiliate, received $15,000 plus reasonable expenses for each month that G&L provided services to the Company. On July 14, 1998, the Company notified G&L that their agreement for consulting services was terminated.

     In November 1996, the Company also entered into an agreement for consulting services with The Watley Group, LLC ("Watley") which employed Mr. Anthony Bryan (a Director), among others, pursuant to which Watley received $15,000 plus reasonable expenses for each month that it provided services to the

Company. On January 16, 1998, the Company notified Watley that their agreement for consulting services was terminated.

     The Company has entered into an indemnification agreement with each of its directors.

     The Company and certain of its Shareholders entered into a registration rights agreement pursuant to which entities that may be deemed affiliated with greater than a five percent Shareholder were granted certain registration rights. Such agreement provides for indemnification by the Company for such persons.

     In March 1996, pursuant to a subscription agreement, the Company consummated the sale and issuance of 842,013 shares of Common Stock (the "Transpac Shares") to Transpac at the purchase price of $2.37526 per share, for a total purchase price of $2,000,000 (the "Transpac Financing"). Transpac has board observer rights and the right to appoint a representative of Transpac to the Company's Board of Directors. Such right was exercised in August 1998 with the appointment of Mr. Wong to the Board of Directors of the Company. Mr. Wong is also a director and Executive Vice President of Transpac.

     In connection with the Company's subsidiaries in Singapore, which ceased operations in 1997, the Company fully guaranteed certain debt obligations. During 1998, the Company signed Restructuring Agreements with each of the Singapore Creditors, which called for settlement payments of approximately $9.3 million to satisfy all debt obligations. This included an agreement with Transpac which requires the Company to pay to Transpac $3.1 million by May 1, 1999, issue warrants to purchase 500,000 shares of the Company's Common Stock at $1.00 per share, and other provisions. Under the terms of the agreements, the indebtedness due to Transpac returns to the full $11.357 million if the payment of $3.1 million is not made by May 1, 1999. Because the Company has not been able to obtain funding to satisfy the settlement payment obligations, the Company renegotiated the terms and has executed a Conversion and Settlement Agreement with Transpac which calls for the conversion of all debt and accrued interest obligations into shares of the Company's Series A Convertible Preferred Stock, each share of which will be convertible into two shares of the Company's Common Stock. Such Series A Convertible Preferred Stock is ultimately convertible into 8,063,651 shares of the Company's Common Stock. The Conversion and Settlement Agreement further stipulates that the warrants issued to Transpac to purchase 500,000 shares of the Company's Common Stock at $1.00 per share be amended to reduce the exercise price to $0.50 per share.

     The Debt Conversion Transaction is subject to the completion of definitive agreements for all of the Singapore Creditors, which have been executed, and the approval of the Debt Conversion Transaction by a majority of the outstanding Common Stock of the Company.

     The Company entered into the STM/FI Financial Agreement on April 14, 1999 with STM and FI Financial. Mr. Waring, a member of the Company's Board of Directors, is an officer of FI Financial. Under the terms of the STM/FI Financial Agreement, STM, a creditor of the Company, assigned its rights to a series of agreements with the Company to FI Financial. FI Financial, for consideration paid to STM of $500,000, pursuant to the STM/FI Financial Assignment Agreement dated August 31, 1999 assumed STM's creditor position and will, upon approval of the Debt Conversion Transaction by a majority of the outstanding Common Stock, receive shares of the Company's Series A
Convertible Preferred Stock, which shares would be convertible into 2,645,294 shares of the Company's Common Stock.

     FI Financial subsequently entered into a series of Assignment of Interest agreements with a group of employees, officers and a director of the Company and other parties, whereby these parties have collectively agreed to pay to FI Financial a total of $240,000 toward the purchase of the STM creditor claim in exchange for the right to receive a pro-rata portion of the Company's Series A Convertible Preferred Stock to be received by FI Financial. Under the terms of the Assignment of Interest agreements, this group of parties would receive shares of the Company's Series A Convertible Preferred Stock, which would be convertible into 1,269,741 shares of the Company's Common Stock. FI Financial has also signed a Conversion and Settlement Agreement.

     Certain executive officers and directors of the Company will receive benefits in the form of Series A Convertible Preferred Stock and option grants if Proposals 1 through 5 set forth herein are approved by the Shareholders. Mr. Trafecanty, Chief Financial Officer, Mr. Sullivan, Controller, Mr. Wrobel, Chief Executive Officer and Director, and Mr. Waring, a director of the Company and an officer of FI Financial, who is considered the beneficial owner of the shares issued to FI Financial, will receive 92,585 shares, 13,226 shares, 39,679 shares and 687,776 shares, respectively, of Series A Convertible Preferred Stock in exchange for their respective capital contributions as described in Proposal 2 herein. These Series A Convertible Preferred Stock shares will be initially convertible into 185,120 shares, 26,452 shares, 79,358 shares and 1,375,552 shares of Common Stock, respectively, assuming the Debt Conversion Transaction is approved by the Shareholders. If Proposals 1 through 5 herein are approved by the Shareholders, Messrs. Trafecanty, Sullivan and Wrobel will have options, including options previously granted, to acquire a total of 816,000, 408,000 and 1,632,000 shares of Common Stock of the Company, respectively. Mr. Waring, as a director, will receive an option to acquire 40,000 shares upon his appointment as a director, and will automatically receive 30,000 shares each year he remains as a director if Proposals 1 through 5 contained herein are approved. The other existing directors consisting of Messrs. Wong L. Hong, Frank Howland, Waldemar Heeb and Anthony Bryan will each automatically receive 30,000 shares each year they are a director under the Automatic Option Grant Program of the amended 1993 Plan if Proposals 1 through 5 contained herein are approved.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, between the Company and its officers, directors, principal Shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation earned, for services rendered in all capacities to the Company and its subsidiaries, for the fiscal years ended December 31, 1998, 1997 and 1996, by all persons who served as the Company's Chief Executive Officer during 1998, and each of the other two (2) most highly compensated executive officers of the Company who earned more than $100,000 in compensation for the 1998 fiscal year (hereafter referred to as "Named Executive Officers").

                                               Annual Compensation                         Long Term Compensation
                                                                                      Awards             Payouts
                                                                 Other        Restricted   Securities        LTIP    All Other
Name and                                Salary      Bonus       Annual           Stock     Underlying      Payouts     Comp.
Principal Position            Year        ($)        ($)      Comp.(1)($)     Award(s)($)  Options (#)       ($)       ($)(2)
---------------------------------------------------------------------------------------------------------------------------------
Andrew K. Wrobel(3)           1998       220,898    133,980       ---             ---                ---     ---           3,015
  Chairman, President and     1997        46,664     25,000       ---             ---            600,000     ---              99
Chief Executive Officer       1996                      ---       ---             ---                ---     ---             ---
                                             ---
Denis J. Trafecanty(4)        1998       158,154     80,000    46,723(5)          ---                ---     ---          11,858
  Senior Vice President       1997       149,414     35,000    28,798(5)          ---            300,000(6)  ---           5,102
  and Chief Financial         1996        37,736        ---       ---             ---             50,000     ---             ---
  Officer

Timothy R. Sullivan(7)        1998       117,335     59,583       ---             ---                ---     ---           4,559
  Vice President and          1997        97,741     20,000       ---             ---            150,000     ---          21,612(7)
  Controller                  1996           ---        ---       ---             ---                ---     ---             ---

------------

(1) Other Annual Compensation for all other employees listed in the table is less than $50,000 and 10% of the total of annual salary and bonus for such individual.

(2) All other compensation if comprised of (i) matching contributions made by the Company on behalf of the Named Executive Officer to its Section 401 (k) Plan and (ii) annual premiums paid for group term life insurance policies. Under such policies, the Named Executive Officer may designate the beneficiary of the insurance proceeds payable upon death. The amounts of the Company's matching contribution to its Section 401 (k) Plan and the life insurance premiums are set forth below:

                                             Matching 401(k)  Life Insurance
                                             Contribution ($)  Premium ($)
                                             ---------------- --------------
     Andrew K. Wrobel ............... 1998        -----            3,015
                                      1997        -----               99

     Denis J. Trafecanty ............ 1998        4,748            7,110
                                      1997        4,360              742

     Timothy R. Sullivan ............ 1998        3,594              965
                                      1997        1,650              112

(3) Mr. Wrobel was appointed as Chairman of the Board of Directors in January 1999. Mr. Wrobel was appointed President and Chief Executive Officer of the Company in October 1997.

(4) Mr. Trafecanty was appointed as Chief Financial Officer of the Company in August 1996.

(5) The Company provided a car allowance to Mr. Trafecanty of $6,000 for each of the 1998 and 1997, living expenses totaling $9,291 and $10,926 for 1998 and 1997 respectively, and reimbursed Mr. Trafecanty for the income tax impact of these and other benefits, which totaled $18,637 and $8,147 for 1998 and 1997 respectively.

(6) Includes options for 50,000 shares granted on August 21, 1997 in exchange for the cancellation of an option for 50,000 shares originally granted on August 26, 1996 with an exercise price $4.00 per share.

(7) Mr. Sullivan was appointed as Vice President and Controller of the Company in March 1997. The Company paid Mr. Sullivan $19,850 in connection with consulting services rendered to the Company during January and February 1997. These fees are included in the caption All Other Compensation.

Option Grants in Last Fiscal Year

     There were no stock option grants made to the Company's Chief Executive Officer or any of the other Named Executive Officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted or exercised during such fiscal year.

Aggregated Option Exercise and Fiscal Year-End Values

     No options were exercised by the Company's Chief Executive Officer or the other two Named Executive Officers during the fiscal year ended December 31, 1998. The following table sets forth information concerning option holdings for such fiscal year with respect to the Company's Chief Executive Officer and each of the other two Named Executive Officers. The fair market value of the Common Stock as the December 31, 1998 fiscal year-end was $0.15 per share, based on the average of the highest bid and lowest ask price as quoted on the OTC Bulletin Board. No stock appreciation rights were exercised or outstanding during such fiscal year.

                          Number of Securities          Value of Unexercised
                         Underlying Unexercised         In-the-Money Options
                     Options at Fiscal Year-End (#)     at Fiscal Year-End($)
                     -----------------------------------------------------------
Name                  Exercisable   Unexercisable    Exercisable   Unexercisable
--------------------------------------------------------------------------------
Andrew K. Wrobel ....   233,334         366,666         -----          -----

Denis J. Trafecanty .   147,500         152,500         -----          -----

Timothy R. Sullivan .    75,000          75,000         -----          -----

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Company does not have a compensation committee, and the Board of Directors currently performs the functions of a compensation committee. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the company's Board of Directors. Mr. Wong is a director of the Company and Executive Vice President of Transpac. Transpac has entered into a Conversion and Settlement Agreement with the Company which calls for the conversion of all of its debts and accrued interest obligations to the Company into shares of the Company's Series A Convertible Preferred Stock, each share of which will be convertible into two shares of the Company's Common Stock. Such Series A Convertible Preferred Stock is ultimately convertible in 8,063,651 shares of the Company's Common Stock. The Debt Conversion Transaction is subject to approval by a majority of the holders of the Company's Common Stock.

Employment Contracts and Termination of Employment and Change in Control Arrangements

     Employment Agreement with Andrew K. Wrobel. Effective October 6, 1997, the Company entered into an employment agreement ("Agreement") with Andrew K. Wrobel. The terms of this

Agreement shall automatically be extended, unless not less than one (1) year prior to the expiration date the Company shall have given written notice to Mr. Wrobel that the term of this Agreement shall terminate on the expiration date; or Mr. Wrobel, not less than thirty (30) days prior to the expiration date, elects to terminate this Agreement by delivering written notice of such desire to terminate to the Company. Under the terms of this Agreement, Mr. Wrobel is entitled to a base salary of not less than $220,000 per year, plus a minimum increase of six (6) percent of his base salary on each anniversary of the agreement. Mr. Wrobel is also entitled to receive a bonus equal to sixty percent (60%) of his then existing base salary, payable quarterly pro-rata upon the Company's achievement of the performance criteria set forth in the business plan to be prepared by Mr. Wrobel for the Company and approved by the Board. The Agreement also guaranteed Mr. Wrobel a stock option for 500,000 shares of the Company's Common Stock at the fair market value on the date of the Agreement ($0.43 per share). The options will become exercisable on an accelerated basis in the event of any acquisition of the Company by merger or asset sale, unless the options are assumed by the acquiring entity. Mr. Wrobel participates in all of the Company's employee benefit plans. In the event of his termination other than for cause, Mr. Wrobel is entitled to full acceleration of his options and a severance payment equal to one (1) year of his then current salary within five
(5) business days of his termination plus twelve (12) months additional coverage under the Company's health, medical and dental plans.

     Change in Control Arrangements. The Board of Directors has the authority as Plan Administrator of the 1993 Plan to provide for the accelerated vesting of the shares of the Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers under that plan in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following an acquisition of the Company by merger or asset sale. In connection with a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or through a proxy contest for the election of Board members, the Plan Administrator has the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Option Grant Program of the 1993 Plan and the automatic vesting of outstanding shares under the Stock Issuance Program.

Board of Directors Report on Executive Compensation

     For the 1998 fiscal year, the Board of Directors was responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review and final approval by the full Board. The Board of Directors also had the exclusive responsibility during such year for the administration of the Company's 1993 Plan under which grants may be made to executive officers and other key employees.

     General Compensation Policy. The fundamental policy of the Board of Directors is to provide the Company's executive officers and other key employees with compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Board of Directors's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance, (ii) annual variable performance award payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive award which strengthen the mutuality of the interest between the executive officers and the Company's Shareholders. As an executive officer's level of responsibility increases, it is the intent of the Board of

Directors to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Factors. For Andrew K. Wrobel, the Board of Directors followed the terms of his employment agreement with the Company in determining his compensation for 1998. That agreement specifies the compensation, subject to Board adjustment, that was paid to Mr. Wrobel during 1998. Several of the more important factors which the Board of Directors considered in establishing the components of the compensation packages for executive officers who do not have an employment agreement with the Company for the 1998 fiscal year are summarized below. Additional factors were also taken into account and the Board of Directors may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for the future fiscal years.

     Base Salary. The base salary for each officer who does not have an employment agreement with the Company is determined on the basis of the following factors: experience, personal performance and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Board of Directors deems appropriate.

     Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance targets established for each fiscal year combined with the individual performance of such individual.

     Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the Shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a two and one-half (2 1/2) or three (3)-year period, contingent upon the executive officer's continued employment with the Company or a subsidiary. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Board of Directors also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Board of Directors does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In 1998, no Named Executives received an option grant. Such options are described in the Summary Compensation Table, in the column entitled "Long Term Compensation Awards--Securities Underlying Options" and in the "Option Grants in Last Fiscal Year" table.

     CEO Compensation. In setting the compensation payable to the Company's Chief Executive Officer, Mr. Wrobel, the Board of Directors followed the terms of the employment agreement that was previously negotiated between Mr. Wrobel and the Company and subsequently executed. In accordance with the terms of his employment agreement, Mr. Wrobel received a base salary of $220,898 in 1998.

     For fiscal year 1998, Mr. Wrobel was entitled to a bonus equal to sixty percent of his then-existing base salary, payable quarterly pro-rata upon the Company's achievement of the performance criteria set forth in the business plan prepared by Mr. Wrobel for the Company and approved by the Board. The business plan approved by the Board required the Company to achieve a defined cumulative net income for fiscal year 1998 measured as of each quarterly period for Mr. Wrobel to be entitled to a bonus in that quarter equal to 15% of his then-existing base salary. The defined cumulative net income in each of the four quarters of fiscal year 1998 was: cumulative through the first quarter - $229,000; cumulative through the second quarter - $315,000; cumulative through the third quarter -$821,000; and cumulative through the fourth quarter - $1,307,000. Based on these factors and such other factors as the Board of Directors deemed appropriate, the Board of Directors awarded Mr. Wrobel a bonus of $133,980 in 1998. The 1998 base salary in Mr. Wrobel's employment agreement was based on such factors as the Board of Directors determined to be appropriate at the time the employment agreement was negotiated in 1997. On October 6, 1997, Mr. Wrobel was granted an option to purchase 500,000 shares of Common Stock (see "Employment Contracts and Termination of Employment and Change in Control Arrangements--Employment Agreement with Andrew K. Wrobel") to make a portion of his total compensation contingent on increased value for the Company's Shareholders; the option will have no value unless there is appreciation in the value of the Company's Common Stock over the option term. On November 4, 1997, Mr. Wrobel received an option to purchase an additional 100,000 shares of Common Stock.

     Compliance with Internal Revenue Code Section 162(m). As a result of
Section 162(m) of the Internal Revenue Code, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any fiscal year. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Non-performance based compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and the Board of Directors does not anticipate that the non-performance based cash compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. In addition, option grants and other awards made under the 1993 Plan prior to January 1, 1998 were structured so that any compensation deemed paid to an executive officer in connection with those awards will qualify as performance-based compensation which will not be subject to the $1 million limitation. However, any compensation deemed paid by the Company in connection with transactions relating to options or other awards granted during the 1999 fiscal year will have to be taken into account for purposes of the $1 million limitation. Because it is very unlikely that the compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Board of Directors has decided at this time not to take any action to limit or restructure the elements of compensation payable to the Company's executive officers. The Board of Directors will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

Dated as of April 20, 1999

                                                 Mr. Anthony J.A. Bryan
                                                 Mr. Wong Lin Hong
                                                 Mr. Andrew Wrobel
                                                 Mr. Waldemar Heeb
                                                 Mr. Frank L. Howland

The Board of Directors report on executive compensation is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Consent Statement and irrespective of any general incorporation language in any such filing.

                                                          THE BOARD OF DIRECTORS

                      INFORMATION INCORPORATED BY REFERENCE

     The Company incorporates by reference in this Consent Statement the following portions of its Form 10-K/A Annual Report for the fiscal year ended December 31, 1998 attached hereto under the heading "Financial Information" beginning at page F-1: (i) Management's Discussion and Analysis of Financial Condition and Results of Operations ("MDA") for December 31, 1998 and 1997 at pages F-20 through F-34 herein; and (ii) the audited financial statements of the Company as of December 31, 1998 and 1997 at pages F-42 through F-69 herein; incorporates by reference the following portions of its Form 10-Q Quarterly Report for the quarter ended March 31, 1999 attached hereto: (i) the unaudited financial statements as of March 31, 1999 at pages F-72 through F-79 herein; and
(ii) the MDA therein set forth at pages F-79 through F-89 herein and also incorporates by reference the following portions of its Form 10-Q/A Quarterly Report for the quarter ended June 30, 1999 attached hereto (i) the unaudited financial statements as of June 30, 1999 at pages F-89 through F- __ herein; and
(ii) the MDA therein set forth at pages F- __ through F- __ herein.

Dated: September __, 1999

                                     ANNEX A

            RESOLUTION OF ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS
                                       OF
                         MICROELECTRONIC PACKAGING, INC.

     WHEREAS, pursuant to the California Corporations Code, the Bylaws of this corporation and the attached Consent Solicitation Statement which is incorporated by this reference, it is deemed desirable and in the best interests of this corporation that the following actions be taken by the Shareholders of this corporation pursuant to this Written Consent:

     NOW, THEREFORE, BE IT RESOLVED that the undersigned Shareholders of this corporation hereby consent to, approve and adopt the following:

     1. RESOLVED, the Shareholders approve the conversion of approximately $28.06 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     2. RESOLVED, the Shareholders approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, directors of the Company and third parties in exchange for their payment of a creditor claim.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     3. RESOLVED, the Shareholders approve various amendments to the Company's 1993 Stock Option/Stock Issuance Plan to:

          (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares;

          (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and

          (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     4. RESOLVED, the Shareholders approve the grant of options to purchase 3,721,827 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1993 Stock Option/Stock Issuance Plan.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     5. RESOLVED, the Shareholders approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers, a director of the Company and third parties in connection with the debt conversion.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     6. RESOLVED, the Shareholders approve the amendment to the Amended and Restated Articles of Incorporation to change the name of the Company to Meltronix, Inc.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     RESOLVED FURTHER, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

     RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this corporation.

     This Written Consent shall be filed in the Minute Book of this corporation and become a part of the records of this corporation.

     This Written Consent, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Written Consent will be voted for Proposals 1, 2, 3, 4, 5 and 6.

DATED:
      ---------------------------------------------

      ---------------------------------------------
          Signature

      ---------------------------------------------
          Signature if Held Jointly

      ---------------------------------------------
          Number of Shares

     Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE WRITTEN CONSENT PROMPTLY USING THE ENCLOSED ENVELOPE OR FAX YOUR CONSENT TO DENIS TRAFECANTY AT MICROELECTRONIC PACKAGING, INC., (619) 292-7881.

                            FINANCIAL INFORMATION OF
                         MICROELECTRONIC PACKAGING INC.

                                      INDEX

                                                                         Page(s)

Introduction ............................................................   F-2

Pro Forma Unaudited Condensed Consolidated Balance Sheet as of
  June 30, 1999 .........................................................   F-3

Pro Forma Unaudited Condensed Consolidated Statement of Operations for
  the Six Month Period Ended June 30, 1999 and the Fiscal Year
  Ended December 31, 1998 ...............................................   F-4

Notes to Pro Forma Unaudited Consolidated Financial Statements ..........   F-5

Financial Statements and Supplementary Data:

  Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 1998  F-6

  Quarterly Report on Form 10-Q for the Three Month Period Ended
     March 31, 1999 .....................................................  F-70

  Quarterly Report on Form 10-Q/A for the Three Month Period Ended
     June 30, 1999 ......................................................  F-89

    PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based upon the historical consolidated financial statements of the Company.

     The historical financial information included in the Pro Forma Financial Statements represents the financial position and operations of the Company as previously reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999. The Pro Forma Financial Statements reflect the effect of issuing 9,362,777 shares of Series A Convertible Preferred Stock in exchange for cancellation of debt and accrued interest totaling $28,059,000 as of June 30, 1999, and the recording of the gain on forgiveness of such debt and certain related transactions. The pro forma unaudited condensed consolidated statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 give effect to this transaction as if it were consummated on January 1, 1998. The pro forma unaudited condensed consolidated balance sheet as of June 30, 1999 gives effect to this transaction as if it were consummated on June 30, 1999. The gain on the forgiveness of the debt, net of income taxes, is reflected in the pro forma unaudited condensed consolidated balance sheet. The gain on the forgiveness of debt, net of income taxes, is not included in the pro forma unaudited condensed consolidated statements of operations. The pro forma adjustments, including the gain on the forgiveness of the debt, are described more fully in the accompanying notes. The proforma historical Statements of Operations only include the results of the Company's continuing operations and do not reflect the 1998 results of the operations discontinued by the Company.

     The Pro Forma Financial Statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

                        MICROELECTRONIC PACKAGING, INC.
                         PRO FORMA UNAUDITED CONDENSED
                          CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1999

                                                              Amounts in Thousands
                                                --------------------------------------------------------
                                                                          Proforma              After
                                                  Historical           Adjustments          Adjustments
                                                  (Unaudited)          (Unaudited)          (Unaudited)
---------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash                                           $    140           $      ---              $    140
     Accounts receivable, net                          1,489                  ---                 1,489
     Inventories                                       2,065                  ---                 2,065
     Other current assets                                164                  ---                   164
-------------------------------------------------------------------------------------------------------
          Total current assets                         3,858                  ---                 3,858
Property, plant and equipment, net                     2,051                  ---                 2,051
Other non-current assets                                 117                  ---                   117
-------------------------------------------------------------------------------------------------------
                                                    $  6,026           $      ---              $  6,026
-------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS
EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt              $    473                  ---                   473
     Accounts payable                                  3,883                  ---                 3,883
     Accrued liabilities                                 662                  100 (2)               906
                                                                              144 (3)
     Debt and accrued interest of discontinued
     operations, in default,  due on demand           28,059              (28,059)(1)               ---
-------------------------------------------------------------------------------------------------------
          Total current liabilities                   33,077              (27,815)                5,262
Long-term debt, less current portion                      40                  ---                    40
Commitments and Contingencies
Shareholders= Equity (Deficit)
     Series A Preferred Stock                            ---                9,550 (1)             9,450
                                                                             (100)(2)
     Common stock, no par value                       40,170                  121 (4)            40,291
     Accumulated deficit                             (67,261)              18,509 (1)           (49,017)
                                                                             (144)(3)
                                                                             (121)(4)
-------------------------------------------------------------------------------------------------------
Total shareholders= equity (deficit)                 (27,091)              27,815                   724
-------------------------------------------------------------------------------------------------------
                                                    $  6,026                  ---              $  6,026
=======================================================================================================

See accompanying notes for an explanation of the Proforma Adjustments.

                        MICROELECTRONIC PACKAGING, INC.
                         PRO FORMA UNAUDITED CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Amounts in Thousands

                                                     Six Months Ended June 30, 1999             Year Ended December 31, 1998
                                                    --------------------------------      -----------------------------------------

                                                              Proforma       After                         Proforma       After
                                              Historical    Adjustments   Adjustments                    Adjustments   Adjustments
                                              (Unaudited)   (Unaudited)   (Unaudited)     Historical     (Unaudited)   (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                     $      3,924        ---     $      3,924    $     19,271         ---     $     19,271

Cost of goods sold                                   3,511        ---            3,511          14,714         ---           14,714
                                              -------------------------------------------------------------------------------------
Gross profit                                           413        ---              413           4,557         ---            4,557

Selling, general and administrative                  1,047        ---            1,047           2,915         ---            2,915

Engineering and product development                    370        ---              370           1,060         ---            1,060
                                              -------------------------------------------------------------------------------------
     Income (loss) from operations                  (1,004)       ---           (1,004)            582         ---              582

Other income (expense)

     Interest (expense), net                        (1,013)     1,005/(3)/          (8)         (2,269)      2,251/(3)/         (18)

     Other income, net                                  91        ---               91             179          17/(3)/         196
                                              -------------------------------------------------------------------------------------
Income (loss) before taxes                          (1,926)     1,005             (921)         (1,508)      2,268              760

Provision for income taxes                             ---        ---              ---              18         ---               18
                                              -------------------------------------------------------------------------------------
Income (loss) from continuing operations            (1,926)     1,005     $       (921)   $     (1,526)      2,268     $        742
                                              =====================================================================================

Earnings per common share - basic:

    Net income (loss)                         $      (0.18)               $      (0.10)   $      (0.14)                $       0.04
                                              =====================================================================================
    Weighted average shares outstanding         10,857,000                  10,857,000      10,818,000                   10,818,000
                                              =====================================================================================

Earnings per common share--assuming dilution

     Net income (loss)                        $      (0.18)               $      (0.10)   $      (0.14)                $       0.02
                                              =====================================================================================
     Weighted average shares outstanding        10,857,000                  10,857,000      10,968,000                   30,035,000
                                              =====================================================================================

Notes to Proforma Adjustments (Dollar Amounts in Thousands):

1. Reflects the issuance of 9,362,777 shares of Series A Convertible Preferred Stock in exchange for the cancellation of debt and accrued interest totaling $28,059 as of June 30, 1999. The fair value of the Preferred
     Stock was determined by an independent appraisal performed by an investment banker.

2. The estimated expenses of issuing the Series A Convertible Preferred Stock of $100 have been offset against the fair value of the Preferred Stock described in Note 1.

3. To reverse interest expense recorded for debt to be forgiven in exchange for the issuance of Series A Convertible Preferred Stock and record tax liability on extraordinary gain.

4. Reflects the cost of issuing stock options to non-employee directors and lenders, and repricing a warrant for 500,000 shares of Common Stock to one of the debt holders as part of their debt forgiveness, and the corresponding increase in common stock value. The cost of the issuance of such options and the cost of repricing the warrant have been determined in accordance with the fair value based method prescribed in SFAS 123. The Company has estimated the fair value of each stock option and warrant using the Black-Scholes option-pricing model.

5. The Company expects to record an extraordinary gain from the extinguishment of the debt identified in Note 1 of $18,244 as at June 30, 1999. The gain has been calculated by subtracting the fair value of the Series A Preferred Stock plus the expenses of the Debt Conversion Transaction from the $28,059 in debt as of June 30, 1999. If the transaction had been consummated as of January 1, 1998, the Company would have recorded an extraordinary gain of $17,229 for the year ended December 31, 1998. Such gain is not reflected in the Pro Forma Unaudited Condensed Consolidated Statements of
     Operations.

6. The Series A Convertible Preferred Stock to be issued by the Company in exchange for the cancellation of debt bears a cumulative annual dividend of $.0357 per share, is initially convertible into two shares of Common Stock for each share of Series A Preferred Stock, and has several other features more fully described in the Consent Solicitation Statement. If the Series A Convertible Preferred Stock had been issued as of January 1, 1998, the Company would have recorded dividends of $167 for the six months ended June 30, 1999 and $334 for the year ended December 31, 1998, respectively, and the cumulative liability for such dividends as of June 30, 1999, assuming such dividends had been unpaid by the Company, would total $501.

7. Series A Convertible Preferred Stock has a cumulative dividend rate of $.0357 per share. For purposes of computing the unaudited proforma income
     (loss) per share, net income (loss) available to common shareholders for basic EPS purposes equals net income minus proforma preferred stock dividends. These dividends totals $167 for the six months ended June 30, 1999 and $334 for the year ended December 31, 1998. The weighted average number of shares for the year ended December 31, 1998 on a proforma basis includes dilutive securities comprised of incremental shares assuming the Preferred Stock is converted to Common Stock and incremental shares for Common Stock options to be issued to employees and non-employee directors. Such dilutive securities are excluded from the weighted average number of shares for the six months ended June 30, 1999 because they are anti-dilutive due to the loss incurred by the Company.